                                                                     Exhibit 2.1



                       STOCK PURCHASE AND SALE AGREEMENT

                           dated as of March 5, 1996



                                     among

                DAVID BLECHMAN, JEAN BLECHMAN, BRIAN BLECHMAN,
                 NEIL BLECHMAN, ROSS BLECHMAN, STEVE BLECHMAN,
                        DEAN BLECHMAN, STEPHEN WELLING,

                        TLG LABORATORIES HOLDING CORP.,



                               NATUR-PHARMA INC.



                                      AND



                        GREEN EQUITY INVESTORS II, L.P.

                               TABLE OF CONTENTS
                               -----------------

DEFINITIONS...............................................................    3

ARTICLE 1 - PURCHASE AND SALE OF SHARES; CLOSING..........................   12
            1.1   Purchase and Sale of Shares.............................   12
            1.2   Closing.................................................   13
            1.3   Payments................................................   15
            1.4   Attorney-in-Fact........................................   16

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES REGARDING BUYER................   16
            2.1   Organization and Qualification..........................   16
            2.2   Authority and Absence of Conflict.......................   17
            2.3   Approvals...............................................   19
            2.4   Purchase for Investment.................................   19

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES REGARDING THE STOCKHOLDERS.....   20
            3.1   Authority and Absence of Conflict.......................   20
            3.2   Approvals...............................................   21
            3.3   Ownership of Capital Stock..............................   21

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES REGARDING THE CORPORATIONS.....   22
            4.1   Organization and Qualification..........................   22
            4.2   Authority and Absence of Conflict.......................   22
            4.3   Corporate Records.......................................   25
            4.4   Capital Stock...........................................   25
            4.5   Subsidiaries............................................   25
            4.6   Approvals...............................................   25
            4.7   Financial Statements....................................   26
            4.8   Tax Matters.............................................   27
            4.9   Real Property and Leaseholds............................   31
            4.10  Title to Assets.........................................   32
            4.11  Property, Plant and Equipment...........................   34
            4.12  Inventory...............................................   34
            4.13  Product Liability and Recalls...........................   34
            4.14  Accounts Receivable.....................................   36
            4.15  Contracts...............................................   36
            4.16  Marketing, Brokering and Distribution Agreements........   37
            4.17  Consulting Agreements...................................   38
            4.18  Compliance with Law.....................................   39
            4.19  Permits and Other Operating Rights......................   41
            4.20  Environmental Matters...................................   41
            4.21  Litigation..............................................   42
            4.22  Intellectual Property...................................   43
            4.23  ERISA Matters...........................................   45

            4.24  Labor and Employment Matters...........................    48
            4.25  Insurance Coverage.....................................    50
            4.26  Conduct of Business....................................    51
            4.27  Certain Transactions...................................    53
            4.28  No Undisclosed Material Liabilities....................    54
            4.29  Material Misstatements or Omissions....................    54
            4.30  Limitations on Representations.........................    54

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES REGARDING NATUR-PHARMA AND
            B. BROS.......................................................   56
            5.1   Representations and Warranties Regarding
                  Natur-Pharma and B. Bros................................   56

ARTICLE 6 - PRE-CLOSING COVENANTS.........................................   56
            6.1   Buyer's Conduct Prior to Closing........................   56
            6.2   Stockholders' and Corporations' Conduct Prior
                  to Closing..............................................   56
            6.3   Buyer's Access..........................................   61
            6.4   No Solicitation.........................................   61
            6.5   Authorizations and Approvals............................   61
            6.6   Cancellation of Certain Obligations.....................   63
            6.7   Disclosure Supplements..................................   63
            6.8   Covenant to Satisfy Conditions..........................   64
            6.9   Further Assurances......................................   65
            6.10  Other Tax Matters.......................................   65

ARTICLE 7 - CONDITIONS TO CLOSING.........................................   66
            7.1   Conditions to Each Party's Obligations..................   66
            7.2   Conditions to Obligations of Buyer......................   67
            7.3   Conditions to Obligations of the Stockholders and
                  Natur-Pharma............................................   70

ARTICLE 8 - EFFECTIVENESS; TERMINATION; SURVIVAL OF AGREEMENT.............   71
            8.1   Termination.............................................   71
            8.2   Effect of Termination...................................   72

ARTICLE 9 - TAXES AND COSTS; POST-CLOSING COVENANTS.......................   73
            9.1   Transactional Taxes and Costs...........................   73

ARTICLE 10 - EMPLOYEES AND BENEFITS.......................................   75
            10.1  Employees and Benefits..................................   75

ARTICLE 11 - SURVIVAL; INDEMNIFICATION....................................   76
            11.1  Definitions.............................................   76
            11.2  Indemnification.........................................   78
            11.3  Notice and Defense of Third Party Claims................   79
            11.4  Notice of Other Claims..................................   82
            11.5  Limitations of Indemnification..........................   82
            11.6  Exclusivity of Remedies.................................   85

            11.7  Limitation of Other Indemnification Rights..............   86

ARTICLE 12 - PUBLICITY; CONFIDENTIALITY; BOOKS AND RECORDS................   86
            12.1  Publicity...............................................   86
            12.2  Confidentiality.........................................   87
            12.3  Books and Records.......................................   89
            12.4  Survival................................................   90

ARTICLE 13 - NOTICES......................................................   90
            13.1  Notices.................................................   90

ARTICLE 14 - GOVERNING LAW; FORUM.........................................   91
            14.1  Governing Law; Forum....................................   91

ARTICLE 15 - BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES........   92
            15.1  Binding Effect; Assignment; Third Party
                  Beneficiaries...........................................   92

ARTICLE 16 - ENTIRE AGREEMENT.............................................   93
            16.1  Entire Agreement........................................   93

ARTICLE 17 - MATERIALITY AND IMMATERIALITY................................   93
            17.1  Materiality and Immateriality...........................   93

ARTICLE 18 - AMENDMENTS...................................................   93
            18.1  Amendments..............................................   93

ARTICLE 19 - WAIVERS......................................................   94
            19.1  Waivers.................................................   94

ARTICLE 20 - REMEDIES LIMITED.............................................   94
            20.1  Remedies Limited........................................   94

ARTICLE 21 - HEADINGS; COUNTERPARTS.......................................   95
            21.1  Headings; Counterparts..................................   95

ARTICLE 22 - SEVERABILITY.................................................   95
            22.1  Severability............................................   95

                                   EXHIBITS
                                   --------


Exhibit A      Terms of Preferred Stock
Exhibit B      Exchanged Shares; Remaining Shares; Remaining Shares Amount;
               Merger Consideration
Exhibit C-1    Form of Subscription Agreement
Exhibit C-2    Amended and Restated Articles of Incorporation of Natur-Pharma
                and ARP
Exhibit D      Amended and Restated By-Laws of Natur-Pharma and ARP
Exhibit E      Agreement and Plan of Merger
Exhibit F      Agreement and Plan of Merger
Exhibit G      Form of Stockholders Agreement
Exhibit H-1    Form of Blechman Employment Agreement
Exhibit H-2    Form of Welling Employment Agreement
Exhibit I      Form of Consulting Agreement
Exhibit J      Permitted Assignees
Exhibit K      Heads of Opinion of Kelley Drye & Warren
Exhibit L      Heads of Opinion of Piper & Marbury
Exhibit M      Heads of Opinion of Ray, Quinney & Nebeker
Exhibit N      Heads of Opinion of Kramer, Levin, Naftalis, Nessen, Kamin &
                Frankel
Exhibit O      Terms and Conditions of Financing
Exhibit P      Form of Release by Stockholders
Exhibit Q      Form of Noncompetition Agreement
Exhibit R      Form of Release by Corporations

                             DISCLOSURE SCHEDULES
                             --------------------


I         STOCK OWNERSHIP
II        FINANCIAL STATEMENTS; CERTAIN TAX MATTERS
III       REAL PROPERTY
IV        TITLE TO ASSETS
V         PROPERTY, PLANT AND EQUIPMENT
VI        PRODUCT LIABILITY; RECALLS
VII       CONTRACTS
VIII      MARKETING, BROKERING AND DISTRIBUTION AGREEMENTS
IX        CONSULTING AGREEMENTS
X         COMPLIANCE WITH LAW
XI        PERMITS AND OPERATING RIGHTS
XII       ENVIRONMENTAL CONDITIONS
XIII      LITIGATION
XIV       INTELLECTUAL PROPERTY
XV        ERISA MATTERS
XVI       LABOR AND EMPLOYMENT MATTERS
XVII      CONDUCT OF BUSINESS
XVIII     CERTAIN TRANSACTIONS
XIX       PRODUCTS
XX        EFFECT OF TRANSACTION
XXI       APPROVALS
XXII      UNDISCLOSED MATERIAL LIABILITIES
XXIII     CONDUCT PRIOR TO CLOSING
XXIV      SURVIVAL OF CERTAIN AGREEMENTS
XXV       INCREMENTAL INCOME TAXES ADJUSTMENT

     STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") dated as of March 5, 1996 among David Blechman, Jean Blechman, Brian Blechman, Neil Blechman, Ross Blechman, Steve Blechman, Dean Blechman, Stephen Welling (collectively, the "Stockholders"), TLG Laboratories Holding Corp., a corporation validly existing under the laws of Delaware ("TLG Holding"), Natur-Pharma Inc., a corporation validly existing under the laws of Utah ("Natur-Pharma"), and Green Equity Investors II, L.P., a limited partnership validly existing under the laws of Delaware ("Buyer") (the Stockholders, TLG Holding, Natur-Pharma and Buyer being sometimes referred to herein individually as a "Party" and collectively as the "Parties").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of Twin Laboratories Inc. ("Twin"), Twinlab Export Corp. ("Export"), Twinlab Specialty Corporation ("Specialty"), Alvita Products Inc. ("Alvita"), Advanced Research Press, Inc. ("ARP") and B. Bros. Realty Corp. ("B. Bros.") (collectively, the "TL Affiliates") and Natur-Pharma, and Natur-Pharma will own all of the issued and outstanding shares of capital stock of Natur-Pharma II Inc., a corporation to be organized under the laws of Delaware ("Natur-Pharma II") (each of Twin, Export, Specialty, Alvita, ARP, B. Bros., Natur-Pharma and Natur-Pharma II being sometimes referred to herein individually as a "Corporation" and collectively as the "Corporations");

     WHEREAS, the Corporations (other than Natur-Pharma II) are engaged in the development, manufacture, marketing, sale and distribution of vitamins, minerals, nutritional supplements, herbal products and herb teas, the publication of related health, fitness and bodybuilding publications, and activities related to the foregoing, throughout the United States and internationally (the "Business");

     WHEREAS, the Stockholders and Buyer desire that TLG Holding issue and sell to Buyer, and Buyer desires to purchase from TLG Holding, newly issued shares of capital stock of TLG Holding, on the terms and subject to the conditions set forth herein;

     WHEREAS, contemporaneously with such sale of capital stock to Buyer, Brian Blechman, Neil Blechman, Ross Blechman, Dean Blechman, Steve Blechman and Stephen Welling (collectively, the "Continuing Stockholders") desire to exchange a portion of the common stock, no par value, of Natur-Pharma ("NP Common Stock") owned by them for newly issued shares of the capital stock of TLG Holding;

     WHEREAS, the Stockholders and Buyer desire that TLG Holding utilize the proceeds from such sale of capital stock to Buyer to purchase all of the shares of NP Common Stock owned by David Blechman and Jean Blechman and the remaining portion of the shares of NP Common Stock not exchanged by the Continuing Stockholders as contemplated above and contribute the remaining proceeds to the capital of Natur-Pharma;

     WHEREAS, the Stockholders and Buyer desire that Natur-Pharma borrow funds from certain lenders and issue subordinated debt to certain purchasers and utilize a portion of the proceeds therefrom, together with the proceeds of the capital contribution by TLG Holding as contemplated above, as consideration (the "Merger Consideration") for the shares of capital stock of the TL Affiliates (other than ARP) owned by the Stockholders immediately prior to the Natur-Pharma Merger (as defined in Article 1.2(b)(v) hereof), as more fully set forth herein;

     WHEREAS, the Stockholders and Buyer desire that Natur-Pharma contribute a portion of the Merger Consideration to Natur-Pharma II, to be utilized by Natur-Pharma II as consideration (the "ARP Merger Consideration") for the shares of capital stock of ARP owned by the Stockholders immediately prior to the Natur-Pharma II Merger (as defined in Article 1.2(b) (v) hereof), as more fully set forth herein;

     NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

                                  DEFINITIONS
                                  -----------

A. As used in this Agreement and the Schedules delivered pursuant to this Agreement, the following definitions shall apply.

     "Acquired Shares" has the meaning specified in Article 1.1.
      ---------------

     "Acquisition" has the meaning specified in Article  1.1.
      -----------

     "Acquisition Proposal" has the meaning specified in Article 6.4.
      --------------------

     "Act" has the meaning specified in Article 2.4.
      ---

     "Action" means any action, complaint, petition, suit or other proceeding,
      ------
whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

     "Affiliate" means, with respect to any Person, any other Person
      ---------
controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Agreement, as amended or supplemented, together with
      ---------
all Exhibits and Schedules attached or incorporated by reference.

     "Agreement Date" means the date set forth in the first paragraph of this
      --------------
Agreement.

     "Alvita" has the meaning specified in the recitals to this Agreement.
      ------

     "Approval" means any approval, authorization, consent, qualification or
      --------
registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

     "ARP" has the meaning specified in the recitals to this Agreement.
      ---

     "ARP Financial Statements" has the meaning specified in Article 4.7(c).
      ------------------------

     "ARP Merger Consideration" has the meaning specified in the recitals to
      ------------------------
this Agreement.

     "Audited Corporations" has the meaning specified in Article 4.7(a).
      --------------------

     "Audited Financial Statements" has the meaning specified in Article 4.7(a).
      ----------------------------

     "B. Bros." has the meaning specified in the recitals to this Agreement.
      --------

     "Balance Sheet Date" means June 30, 1995.
      ------------------

     "Benefit Plan" has the meaning specified in Article 4.23(a)(i).
      ------------

     "Borrowings" has the meaning specified in Article 1.2(b)(iii)(A).
      ----------

     "Business" has the meaning specified in the recitals to this Agreement.
      --------

     "Buyer" has the meaning specified in the recitals to this Agreement.
      -----

     "Buyer Counsel" has the meaning specified in Article 7.2(a).
      -------------

     "Buyer Transactional Costs" has the meaning specified in Article 9.1(b).
      -------------------------

     "Bylaws" means a corporation's bylaws, code of regulations or equivalent
      ------
document.

     "Charter" means a corporation's articles of incorporation, certificate of
      -------
incorporation or equivalent organizational documents.

     "Claim" means any Action, claim, demand, demand letter, lien or notice of
      -----
non-compliance or violation.

     "Closing" means the consummation of the Transactions.
      -------

     "Closing Date" has the meaning specified in Article 1.2(a).
      ------------

     "Code" means the Internal Revenue Code of 1986, as amended, and the
      ----
regulations promulgated thereunder.

     "Confidential Information" has the meaning specified in Article 12.2(a).
      ------------------------

     "Consulting Agreements" has the meaning specified in Article 4.17(a).
      ---------------------

     "Continuing Stockholders" has the meaning specified in the recitals to this
      -----------------------
Agreement.

     "Corporations" has the meaning specified in the recitals to this Agreement.
      ------------

     "Corporations Counsel" has the meaning specified in Article 7.2(d).
      --------------------

     "Corporation Permits" has the meaning specified in Article 4.19.
      -------------------

     "Corporation Transactional Costs" has the meaning specified in Article
      -------------------------------
9.1(c).

     "Delivering Party" has the meaning specified in Article 12.2(a).
      ----------------

     "Deloitte & Touche" has the meaning specified in Article 4.7(a).
      -----------------

     "Distribution Agreements" has the meaning specified in Article 4.16(a).
      -----------------------

     "Encumbrance" means any charge, encumbrance, lien, mortgage, pledge,
      -----------
option, equity, adverse claim or restriction or other security interest of any nature or kind whatsoever, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

     "Environmental Claims" means any and all Claims arising out of (a) any
      --------------------
violation or alleged violation of any Environmental Law, Environmental Permit or Order of any Governmental Authority issued pursuant to any Environmental Law occurring or allegedly occurring as a result of conditions existing or activities at any properties (i) currently owned, leased or operated by any of the Corporations (including the Real Property) or (ii) any properties formerly owned, leased or operated by any of the Corporations to the extent such violation or alleged violation occurred at the time that such properties were formerly owned, leased or operated by any of the Corporations, (b) the presence of any Hazardous Material in the soils, groundwater, surface water or air on, under or emanating from any of such properties, or (c) any Liability arising under any Environmental Law with respect to any Hazardous Material released at any such properties or at any other property; clauses (a) through (c) above shall include (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, treatment, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any matters set forth in clauses (a) through
(c) above or arising from injury to public health or safety or the environment resulting from any matters set forth in clauses (a) through (c) above.

     "Environmental Laws" means all Laws and Orders of Governmental Authorities,
      ------------------
and controlling judicial and administrative interpretations thereof, relating to pollution or protection of the environment, natural resources and, solely to the extent related to the protection of the environment, public health and safety, including those relating to emissions, discharges, Releases or threatened Releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, including the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. (S)(S)6901 et seq., the Comprehensive Environmental
                                   -- ---
Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. (S)(S)9601 et
                                                                           --
seq., the Clean Water Act, 33 U.S.C. (S)(S)1251 et seq., the Clean Air Act, 42
- ---                                             -- ---
U.S.C. (S)(S) 7401 et seq., the Toxic Substances Control Act, 7 U.S.C. (S)(S)
                   -- ---
136 et seq. and the Emergency Planning and Community Right-to-Know Act of 1986,
    -- ---
Title III of Public Law 99-499.

     "Environmental Permits" means all permits, approvals, identification
      ---------------------
numbers, licenses and other authorizations required under any applicable Environmental Law.

     "ERISA" has the meaning specified in Article 4.23(a)(iv).
      -----

     "Exchange" has the meaning specified in Article 1.2(b)(i).
      --------

     "Exchanged Shares" has the meaning specified in Article 1.2(b)(i).
      ----------------

     "Export" has the meaning specified in the recitals to this Agreement.
      ------

     "FDA" has the meaning specified in Article 4.18(b).
      ---

     "FTC" has the meaning specified in Article 4.18(b).
      ---

     "Financial Statements" has the meaning specified in Article 4.7(d).
      --------------------

     "Financing Fees" has the meaning specified in Article 9.1(b).
      --------------

     "GAAP" means generally accepted accounting principles in the United States,
      ----
as in effect from time to time.

     "Governmental Authority" means any federal or national, state or
      ----------------------
provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body, in each case within the United States.

     "Gross-Up Payment" with respect to each Stockholder means the cash payment
      ----------------
calculated in accordance with Schedule XXV to result in such Stockholder incurring no out-of-pocket tax expense as a result of Natur-Pharma paying the Incremental Income Taxes and the Gross-Up Payment pursuant to Article 9.1(a).

     "Hazardous Material" means (a) asbestos, poly-chlorinated biphenyls,
      ------------------
radioactive materials, petroleum, and any fraction or product of crude oil or petroleum and (b) all other substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, or any similar common law theory of liability.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
      -------
as amended, Section 7A of the Clayton Act, 15 U.S.C. (S) 18A, and the regulations promulgated thereunder.

     "Incremental Income Taxes" means the excess of (i) the aggregate amount of
      ------------------------
income taxes imposed by all taxing jurisdictions on the Stockholders with respect to the Natur-Pharma Merger over (ii) the aggregate amount of such taxes that would have been imposed had the Natur-Pharma Merger been structured so as to be treated for all tax purposes as sales of the stock of Twin, Export, Specialty, Alvita and B. Bros. by the Stockholders to TLG Holding for the Merger Consideration attributable to those Corporations, calculated as set forth in
Schedule XXV.

     "Indebtedness" means all obligations for borrowed money and accounts
      ------------
payable, however evidenced, including but not limited to principal and interest.

     "Insurance Policies" has the meaning specified in Article 4.25.
      ------------------

     "Intellectual Property" has the meaning specified in Article 4.22.
      ---------------------

     "IRS" has the meaning specified in Article 4.23(a)(v).
      ---

     "Law" means any statute, rule, regulation, administrative requirement, code
      ---
or ordinance of any Governmental Authority.

     "Leased Real Estate" has the meaning specified in Article 4.9(b).
      ------------------

     "Lenders" has the meaning specified in Article 1.2(b)(iii).
      -------

     "Liabilities" means any and all debts, liabilities and obligations of any
      -----------
nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, or determined or indeterminable.

     "Material Adverse Effect" means a material adverse effect on the condition
      -----------------------
(financial or otherwise), results of operations, assets, liabilities or business of the Corporations taken as a whole.

     "Merger Consideration" has the meaning specified in the recitals to this
      --------------------
Agreement.

     "Natur-Pharma" has the meaning specified in the recitals to this Agreement.
      ------------

     "Natur-Pharma Merger" has the meaning specified in Article 1.2(b)(v).
      -------------------

     "Natur-Pharma II" has the meaning specified in the recitals to this
      ---------------
Agreement.

     "Natur-Pharma II Merger" has the meaning specified in Article 1.2(b)(v).
      ----------------------

     "1995 Financial Statements" has the meaning specified in Article 4.7(b).
      -------------------------

     "Note Financing" has the meaning specified in Article 1.2(b)(iii).
      --------------

     "Notes" has the meaning specified in Article 1.2(b)(iii).
      -----

     "NP Common Stock" has the meaning specified in the recitals to this
      ---------------
Agreement.

     "Order" means any consent or other type of decree, injunction, stipulation,
      -----
determination, judgment, order, ruling, arbitration award, assessment or writ.

     "Owned Real Estate" has the meaning specified in Article 4.9(a).
      -----------------

     "Parties" has the meaning specified in the recitals to this Agreement.
      -------

     "Pension Plan" has the meaning specified in Article 4.23(a)(vii).
      ------------

     "Permitted Encumbrances" has the meaning set forth in Article 4.9(a)
      ----------------------
hereof.

     "Permitted Liens" has the meaning specified in Article 4.10.
      ---------------

     "Person" shall include any individual, trust, trustee, firm, corporation,
      ------
partnership, limited liability company, joint venture, joint stock company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

     "PBGC" has the meaning specified in Article 4.23(a)(v).
      ----

     "Preferred Stock" has the meaning specified in Article 1.1.
      ---------------

     "Preferred Stock Purchase Price" has the meaning specified in Article 1.1.
      ------------------------------

     "Purchase Price" has the meaning specified in Article 1.1.
      --------------

     "Purchasers" has the meaning specified in Article 1.2(b)(iii).
      ----------

     "Real Property" means the Owned Real Estate and the Leased Real Estate.
      -------------

     "Receiving Party" has the meaning specified in Article 12.2(a).
      ---------------

     "Release" means any release (as defined under any Environmental Law) of any
      -------
Hazardous Material.

     "Remaining Shares" has the meaning specified in Article 1.2(b)(ii).
      ----------------

     "Remaining Shares Amount" has the meaning specified in Article 1.3.
      -----------------------

     "Representatives" means Persons acting on behalf of the Stockholders, the
      ---------------
Corporations or Buyer as the context requires, including without limitation their respective independent accountants, investment bankers and counsel.

     "Required Consents" has the meaning specified in Article 6.5(a).
      -----------------

     "S Corporation Taxes" has the meaning specified in Article 4.8(a).
      -------------------

     "S Short Year" has the meaning specified in Article 6.10(a).
      ------------

     "Sales" has the meaning specified in Article 6.2(f).
      -----

     "Specialty" has the meaning specified in the recitals to this Agreement.
      ---------

     "Stockholders" has the meaning specified in the recitals to this Agreement.
      ------------

     "Tax(es)" has the meaning specified in Article 4.8(a).
      -------

     "Tax Laws" means the Code, federal, state, county, local or foreign laws
      --------
relating to Taxes and any regulations or official administrative pronouncements released thereunder.

     "Tax Return" means any return, report, information return, schedule,
      ----------
certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document (if any) issued by, a Taxing Authority in connection with any Tax (including, but not limited to, returns required in connection with any Benefit Plans).

     "Taxing Authority" means any Governmental Authority responsible for the
      ----------------
imposition of any Taxes, whether domestic or foreign.

     "Termination Date" has the meaning specified in Article 8.1(a)(iv).
      ----------------

     "TL Affiliates" has the meaning specified in the recitals to this
      -------------
Agreement.

     "TL Common Stock" has the meaning specified in Article 1.1.
      ---------------

     "TLG Holding" has the meaning specified in the recitals to this Agreement.
      -----------

     "Transactions" has the meaning specified in Article 1.2(c).
      ------------
     "Twin" has the meaning specified in the recitals to this Agreement.
      ----

B.   Certain References.
     ------------------

     Accounting Terms.  All accounting terms not otherwise defined herein shall
     ----------------
have the meanings provided under GAAP.

     Acting Jointly; Consent.  As used herein, references to the Stockholders
     -----------------------
acting "jointly" and references to the "consent" of the Stockholders or the Continuing Stockholders means the approval of a majority of the Stockholders or the Continuing Stockholders, as the case may be; provided, that in the case of
                                                 --------
the Stockholders, prior to the Closing, David and Jean Blechman shall be among the Stockholders constituting such majority.

     Herein; Hereof; Hereunder.  The words "herein," "hereof" and "hereunder"
     -------------------------
and other words of similar import refer to this Agreement as a whole and not to any particular Article or other subdivision.

     Knowledge.  As used herein, references to the "knowledge" of the
     ---------
Stockholders means the knowledge of any of the Stockholders, of Philip Kazin or of Dominick Bonanno.

     Pronouns.  Any masculine personal pronoun herein shall be considered to
     --------
mean the corresponding feminine or neuter personal pronoun, as the context requires, and vice versa.

     C.   Other Defined Terms.  In addition to the terms defined above, certain
          -------------------
other terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.



ARTICLE 1 - PURCHASE AND SALE OF SHARES; CLOSING
- ------------------------------------------------

     1.1   Purchase and Sale of Shares.  Subject to the terms and conditions set
           ---------------------------
forth herein, at the Closing, TLG Holding shall issue, sell and deliver to Buyer, and Buyer shall purchase and accept from TLG Holding (the "Acquisition"), shares of non-voting redeemable preferred stock of TLG Holding, having the rights, restrictions, privileges and preferences substantially as set forth on the term sheet annexed as Exhibit A hereto, with such changes as the Buyer and
                          ---------
the Stockholders shall mutually consent (the "Preferred Stock") and Five Hundred Fifty Thousand (550,000) shares of common stock of TLG Holding, par value $1.00 per share (the "TL Common Stock") (the shares of TL Common Stock being so acquired by the Buyer, together with the Preferred Stock, being referred to herein as the "Acquired Shares"), which shares of TL Common Stock will represent fifty-five percent (55%) of the issued and outstanding shares of TL Common Stock after giving effect to all of the Transactions. Subject to the terms and conditions set forth herein, in consideration for such shares of TL Common Stock, Buyer shall pay TLG Holding in cash a purchase price of Five Million Five Hundred Thousand U.S. dollars ($5,500,000) (the "Common Stock Purchase Price"), and in consideration for such shares of Preferred Stock, Buyer shall pay TLG Holding in cash a purchase price of Sixty-Seven Million

U.S. dollars ($67,000,000) (the "Preferred Stock Purchase Price" and, together with the Common Stock Purchase Price, the "Purchase Price").

     1.2   Closing.
           -------

           (a) Subject to fulfillment of the conditions set forth in Article 7 hereof and provided that this Agreement is not sooner terminated in accordance with Articles 6.7 or hereof, the Closing shall take place at the offices of Kelley Drye & Warren located at 101 Park Avenue, New York, New York or such other place as the Parties may mutually agree on May 31, 1996 or such other date as the Parties may mutually agree (the "Closing Date").

           (b) In addition to the actions described in Article 1.1 above, at the Closing, the Stockholders shall, or shall cause the Corporations to, take the following actions, and Buyer shall, or shall cause TLG Holding to, take the following actions, as applicable:

                (i) The Continuing Stockholders shall contribute to the capital of TLG Holding the number of shares of NP Common Stock held by each Continuing Stockholder set forth opposite such Continuing Stockholder's name in Part A of Exhibit B hereto (collectively, the "Exchanged Shares") in exchange
          ---------
for the number of shares of TL Common Stock set forth opposite such Continuing Stockholder's name in Part A of Exhibit B hereto (the "Exchange"), pursuant to a
                                ---------
Subscription Agreement by and among the Continuing Stockholders and TLG Holding in substantially the form attached hereto as Exhibit C-1, with such changes
                                             -----------
therein as the Buyer and the Continuing Stockholders shall mutually consent to (the "Subscription Agreement"), which shares of TL Common Stock will represent in the aggregate forty-five percent (45%) of the issued and outstanding shares of TL Common Stock after giving effect to all of the Transactions;

                (ii) TLG Holding shall purchase from the Stockholders the number of shares of NP Common Stock held by each Stockholder set forth opposite such Stockholder's name in Part B of Exhibit B hereto (collectively, the "Remaining Shares") and
                  ---------
shall contribute certain amounts to the capital of Natur-Pharma;

                (iii) Natur-Pharma shall borrow approximately One Hundred Fifty-Three Million U.S. dollars ($153,000,000) in aggregate principal amount and have available to it a credit facility in the amount of at least Ten Million U.S. dollars ($10,000,000), consisting of a combination of borrowings (the "Borrowings") from certain providers of financing (the "Lenders") and the issuance (the "Note Financing") to certain purchasers (the "Purchasers") of Senior Subordinated Notes (the "Notes"), and Natur-Pharma shall contribute to Natur-Pharma II an amount equal to the consideration to be used by Natur-Pharma II in connection with the Natur-Pharma II Merger;

                (iv) the Certificate of Incorporation and By-laws of TLG Holding shall be substantially in the form attached hereto as Exhibits C-2 and
                                                              ----------------
D, respectively (provided that the Certificate of Incorporation of TLG Holding
- -                --------
shall be amended to include non-voting redeemable preferred stock having the rights, restrictions, privileges and preferences substantially as set forth on the term sheet annexed as Exhibit A hereto), and Natur-Pharma shall amend and
                          ---------
restate Natur-Pharma's and ARP's Articles of Incorporation and By-laws to be substantially in the forms attached hereto as Exhibits C-2 and D, respectively;
                                              ------------------

                (v) Twin, Export, Specialty, Alvita and B. Bros. shall merge with and into Natur-Pharma (the "Natur-Pharma Merger") pursuant to an Agreement and Plan of Merger in the form attached hereto as Exhibit E, and Natur-Pharma II
                                                  ---------
shall merge with and into ARP (the "Natur-Pharma II Merger" and, together with the Natur-Pharma Merger, the "Mergers") pursuant to an Agreement and Plan of Merger in the form attached hereto as Exhibit F;
                                      ---------

                (vi) TLG Holding shall, along with the Continuing Stockholders and the Buyer, enter into a Stockholders Agreement in the form attached hereto as Exhibit G (the "Stockholders Agreement");
                   ---------

                (vii) TLG Holding shall enter into employment agreements with each of the Continuing Stockholders (other than Stephen Welling) in substantially the form attached hereto as Exhibit H-1, with such changes therein
                                          -----------
as the Buyer and such Continuing Stockholders shall mutually determine, and TLG Holding shall enter into an employment agreement with Stephen Welling in substantially the form attached hereto as Exhibit H-2, with such changes therein as the Buyer, the Continuing Stockholders (other than Stephen Welling) and Stephen Welling shall mutually determine;

                (viii) TLG Holding shall enter into consulting agreements with each of David Blechman and Jean Blechman in substantially the form attached hereto as Exhibit I, with such changes therein as the Buyer, David Blechman and
          ---------
Jean Blechman shall mutually determine; and

                (ix) TLG Holding shall enter into noncompetition agreements with each of the Stockholders in substantially the form attached hereto as Exhibit Q, with such changes therein as the Buyer and the Stockholders shall
- ---------
mutually determine.

           (c) The Acquisition, the Exchange, the Borrowings, the Note Financing, the Mergers and the other transactions contemplated herein are collectively referred to herein as the "Transactions."

     1.3   Payments.  At the Closing, (a) the Buyer shall pay the Purchase Price
           --------
to TLG Holding by wire transfer of immediately available funds and (b) TLG Holding, Natur-Pharma and ARP shall pay to the Stockholders by wire transfer of immediately available funds the aggregate amount of Two Hundred Twelve Million Five Hundred Thousand U.S. dollars

($212,500,000), consisting of: (i) the respective portions of the proceeds of the Acquisition as consideration for the Remaining Shares (the "Remaining Shares Amount") as set forth in Part C of Exhibit B hereto; (ii) the respective
                                   ---------
portions of the Merger Consideration and the ARP Merger Consideration as set forth in Part D of Exhibit B hereto; and (iii) the consideration for the
                   ---------
covenants contained in the Stockholders' noncompetition agreements as set forth in Part E of Exhibit B hereto. Prior to the Closing, the Parties shall provide
             ---------
all necessary information as to the accounts to which such payments shall be made.

     1.4   Attorney-in-Fact.  Each Stockholder hereby appoints Brian Blechman
           ----------------
and Neil Blechman (acting jointly) as such Stockholder's attorneys-in-fact and representatives, to do any and all things and to execute any and all documents, in such Stockholder's name, place and stead, in any way which such Stockholder could do if personally present, in connection with this Agreement and the Transactions, including, but not limited to, to accept, on such Stockholder's behalf, any amount payable to such Stockholder under this Agreement, or to amend, cancel or extend, or waive the terms of, this Agreement, and each of the other Parties shall be entitled to rely, as being binding upon such Stockholder, upon any document reasonably believed by it to be genuine and correct and to have been signed by the attorneys-in-fact, and no other Party shall be liable to any Stockholder for any action taken or omitted to be taken by it on such reliance.


ARTICLE 2 - REPRESENTATIONS AND WARRANTIES REGARDING BUYER
- ----------------------------------------------------------

     Buyer represents and warrants to each of the Stockholders, as of the date hereof, as follows:

     2.1   Organization and Qualification.  Buyer is a limited partnership duly
           ------------------------------
organized, validly existing and in good standing under the laws of Delaware. Buyer has the requisite power and authority to (A) own, lease or use the properties owned, leased or used by it, (B) conduct its business as presently conducted by it and (C) consummate the Transactions. Buyer is duly qualified or licensed and in good standing as a foreign limited partnership authorized to do business under the laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a material adverse effect on the consummation of the Transactions.

     2.2   Authority and Absence of Conflict.
           ---------------------------------

           (a) The Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by the Buyer hereunder or in connection herewith and to carry out its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the other agreements and instruments to be executed and delivered by the Buyer hereunder or in connection herewith and the consummation of the Transactions by the Buyer have been (or, on or prior to the Closing Date, will have been, as applicable) duly authorized by all requisite limited partnership action required on the part of the Buyer. This Agreement and the other agreements and instruments to be executed and delivered by the Buyer hereunder or in connection herewith have been (or, on or prior to the Closing Date, will have been, as applicable) duly executed by the Buyer and constitute (or upon execution, will constitute) the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

           (b) The execution and delivery by the Buyer of this Agreement and the other agreements and instruments to be executed and delivered by the Buyer hereunder or in connection herewith, the consummation of the Transactions by the Buyer, and compliance with the provisions hereof and thereof do not and will not violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), under any of the terms, conditions or provisions of the certificate of limited partnership, the limited partnership agreement or other similar organizational documents of the Buyer.

           (c) The execution and delivery by the Buyer of this Agreement and the other agreements and instruments to be executed and delivered by the Buyer hereunder or in connection herewith, the consummation of the Transactions by the Buyer, and compliance with the provisions hereof and thereof do not and will not
(i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Buyer under, any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, permit, franchise or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties are bound or affected, except in any such case for any such violation, conflict, breach, default, termination, cancellation, modification, acceleration, loss or creation that could not reasonably be expected to have a material adverse effect on the consummation of the Transactions, or (ii) violate any Order or Law applicable to the Buyer or by which any of its properties is bound or affected.

     2.3   Approvals.
           ---------

           (a) Schedule XXI hereto contains a list of all Approvals of Governmental Authorities that are required to be given by or obtained by the Buyer in connection with the consummation of the Transactions by the Buyer, except where the failure to give or to obtain such Approvals, individually or in the aggregate, would not be likely to have a material adverse effect upon the consummation of the Transactions.

           (b) Schedule XXI hereto contains a list of all private Approvals that are required to be given by or obtained by the Buyer from any and all third parties in connection with the consummation of the Transactions by the Buyer, except where the failure to give or to obtain such Approvals, individually or in the aggregate, would not be likely to have a material adverse effect upon the consummation of the Transactions.

     2.4   Purchase for Investment.  The Buyer is purchasing the Acquired Shares
           -----------------------
for its own account and for investment and with no intention of distributing or reselling such Acquired Shares or any part thereof in any transaction that would be in violation of the securities law of the United States or any State, without prejudice, however, to Buyer's rights at all times to sell or otherwise dispose of all or any part of such Acquired Shares under a registration statement under the Securities Act of 1933, as amended (the "Act"), or under an exemption from such registration available under the Act, and subject, nevertheless, to the disposition of the Buyer's property being at all times within its control; provided, however, that it is understood and acknowledged that the Buyer may
- --------  -------
assign to third parties the Buyer's rights hereunder with respect to the purchase of a portion of the Preferred Stock and a portion of the TL Common Stock, subject to the consent of a majority of the Continuing Stockholders, which consent shall not be unreasonably withheld (it being understood that such consent is expressly granted with respect to the third parties listed in Exhibit
                                                                         -------
J hereto).
- -

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES REGARDING THE STOCKHOLDERS
- ---------------------------------------------------------------------

     Each Stockholder represents and warrants to the Buyer, to TLG Holding and to each of the Corporations, as of the date hereof, as follows:

     3.1   Authority and Absence of Conflict.
           ---------------------------------

           (a) Such Stockholder has the requisite power and authority to execute, deliver and perform his or her obligations under this Agreement and the other agreements and instruments to be executed and delivered by such Stockholder hereunder or in connection herewith, and to carry out his or her obligations hereunder and thereunder. This Agreement and the other agreements and instruments to be executed and delivered by such Stockholder hereunder or in connection herewith constitute the valid and legally binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

           (b) The execution and delivery by such Stockholder of this Agreement and the other agreements and instruments to be executed and delivered by such Stockholder hereunder or in connection herewith, the consummation of the Transactions by such Stockholder, and compliance with the provisions hereof and thereof do not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the capital stock of any Corporation owned by such Stockholder or any other properties or assets of such

Stockholder under, any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which he or she or his or her properties are bound or affected, except in any such case for any such violation, conflict, breach, default, termination, cancellation, modification, acceleration, loss or creation that could not reasonably be expected to have a material adverse effect upon the consummation of the Transactions, or (ii) violate any Order or Law applicable to such Stockholder or by which any of his or her properties is bound or affected.

     3.2   Approvals.
           ---------

           (a) Schedule XXI hereto contains a list of all Approvals of Governmental Authorities which are required to be given by or obtained by such Stockholder in connection with the consummation of the Transactions by such Stockholder, except where the failure to give or to obtain such Approvals, individually or in the aggregate, would not be likely to have a material adverse effect upon the consummation of the Transactions.

           (b) Schedule XXI hereto contains a list of all private Approvals which are required to be given by or obtained by such Stockholder from any and all third parties in connection with the consummation of the Transactions by such Stockholder, except where the failure to give or to obtain such Approvals, individually or in the aggregate, would not be likely to have a material adverse effect upon consummation of the Transactions.

     3.3   Ownership of Capital Stock.  Such Stockholder is the sole beneficial
           --------------------------
and record owner of the number of shares of capital stock of each Corporation set forth opposite such Stockholder's name in Schedule I hereto, free and clear of all Encumbrances and preemptive rights. Except as set forth on Schedule I hereto: (i) such Stockholder is not a party to or bound by any voting trust agreements, proxies or other contracts or arrangements restricting or relating to such capital stock; and (ii) such Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that could require such Stockholder to sell, transfer or otherwise dispose of any capital stock of the Corporations, other than this Agreement. The transfer by such Stockholder of the portion of such capital stock of the Corporations to TLG Holding contemplated by and pursuant to Article 1.2 (b)(i) and (ii) above will transfer good and valid title thereto to TLG Holding free and clear of all Encumbrances.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES REGARDING THE CORPORATIONS
- ---------------------------------------------------------------------

     Each of the Stockholders, other than Stephen Welling, represents and warrants to the Buyer, to TLG Holding and to each of the Corporations, as of the date hereof, as follows:

     4.1   Organization and Qualification.
           ------------------------------

     Each of the Corporations is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Schedule I attached hereto. Each of the Corporations has all corporate power and corporate authority necessary to (A) own, lease or use the properties owned, leased or used by it, (B) conduct the Business as presently conducted by it and (C) consummate the Transactions. Each of the Corporations is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect.

     4.2   Authority and Absence of Conflict.
           ---------------------------------

           (a) Each of the Corporations has full corporate power and corporate authority necessary to execute, deliver and perform its respective obligations under this Agreement and the other agreements and instruments to be executed and delivered by each such Corporation hereunder or in connection herewith and to carry out its respective obligations hereunder and thereunder. The execution and delivery by each of the Corporations of this Agreement and the other agreements and instruments to be executed and delivered by each such Corporation hereunder or in connection herewith and the consummation of the Transactions by each of the Corporations have been (or, on or prior to the Closing Date, will have been, as applicable) duly authorized by all necessary corporate action required on the part of each such Corporation. This Agreement and the other agreements and instruments to be executed and delivered by each of the Corporations hereunder or in connection herewith have been (or, on or prior to the Closing Date, will have been, as applicable) duly executed by each such Corporation and constitute (or upon execution, will constitute) the valid and legally binding obligations of each such Corporation, enforceable against each such Corporation and/or each such Corporation's successor in the Mergers in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

           (b) The execution and delivery by each of the Corporations of this Agreement and the other agreements and instruments to be executed and delivered by each such Corporation hereunder or in connection herewith, the consummation of the Transactions by each of the Corporations, and compliance with the provisions hereof and thereof do not and will not violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in the creation of an Encumbrance upon the capital stock of any of the Corporations, under any of the terms, conditions or provisions of the Charters or Bylaws of any of the Corporations.

           (c) Except as set forth in Schedule XX hereto, the execution and delivery by each of the Corporations of this Agreement and the other agreements and instruments to be executed and delivered by each such Corporation hereunder or in connection herewith, the consummation of the Transactions by the Corporations, and compliance with the provisions hereof and thereof do not and will not (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of any Corporation under, any license, agreement, permit, franchise or, except as otherwise provided in Article 4.2(c)(ii) below, other instrument or obligation to which any Corporation is a party or by which any of them or their respective properties are bound or affected, except in any such case for any such violation, conflict, breach, default, termination, cancellation, modification, acceleration, loss or creation that could not reasonably be expected to have a Material Adverse Effect; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of any Corporation under, any note, bond, mortgage, indenture, deed of trust or lease to which any Corporation is a party or by which any of them or their respective properties are bound or affected, except in any such case for any violation, conflict, breach, default, termination, cancellation, modification, acceleration, loss or creation which individually does not exceed One Hundred Fifty Thousand U.S. dollars ($150,000) or in the aggregate do not exceed Two Hundred Fifty Thousand U.S. dollars

($250,000); or (iii) violate any Order or any Law applicable to any Corporation or by which any of its respective properties is bound or affected, except to the extent that such violations could not reasonably be expected to have a Material Adverse Effect.

     4.3   Corporate Records.
           -----------------

           The corporate records and minute books of each of the Corporations accurately reflect all material action taken and authorizations made at meetings of the Board of Directors or any committee thereof and at any shareholder meetings of each such Corporation.

     4.4   Capital Stock.
           -------------

           (a) The authorized capital stock, all of which is validly issued, fully paid, and non-assessable, the par value per share and the number of issued and outstanding shares and treasury shares of each of the Corporations is set forth opposite its name on Schedule I attached hereto.

           (b) Except as set forth in Schedule I hereto, there are no outstanding options, warrants, agreements, rights (including without limitation, preemptive rights or rights of conversion or exchange), contracts, calls, puts, demands, or commitments of any character relating to any shares of capital stock of or any other equity interest in any of the Corporations.

     4.5   Subsidiaries.
           ------------

           Except as set forth on Schedule I, no Corporation owns, directly or indirectly, any capital stock or equity or debt securities of any corporation or has any other direct or indirect equity or ownership interest in any association, partnership or other legal entity.

     4.6   Approvals.
           ---------

           (a) Schedule XXI hereto contains a list of all Approvals of Governmental Authorities which are required to be given by or obtained by any of the Corporations in connection with the consummation of the Transactions by the Corporations, except where the failure to give or to obtain such Approvals, individually or in the aggregate, would not be likely to have a Material Adverse Effect.

           (b) Schedule XXI hereto contains a list of all private Approvals which are required to be given by or obtained by any of the Corporations from any and all third parties in connection with the consummation of the Transactions by the Corporations, except, subject to the terms and limitations set forth in Article 4.2(c)(ii) above, where the failure to give or to obtain such Approvals, individually or in the aggregate, would not be likely to have a Material Adverse Effect.

     4.7   Financial Statements.
           --------------------

           (a) Attached as Exhibit A to Item (1) of Schedule II hereto are true and correct copies of the audited combined balance sheets of Twin, Export, Specialty, Alvita, Natur-Pharma and B. Bros. (collectively, the "Audited Corporations") as of December 31, 1994 and 1993 and the related audited combined statements of income, shareholders' equity and cash flows for the years then ended, and the audited combined balance sheets of the Audited Corporations (other than B. Bros.) as of December 31, 1992 and the related audited combined statements of operations, retained earnings and cash flows for the year then ended, in each case including the report of Deloitte & Touche LLP, independent auditors ("Deloitte & Touche"), thereon and the notes thereto (collectively, the "Audited Financial Statements").

           (b) Attached as Exhibit A to Item (2) of Schedule II hereto are true and correct copies of the audited combined balance sheets of the Audited Corporations and ARP (collectively, the "1995 Audited Corporations") as of December 31, 1995 and December 31, 1994 and the related audited combined statements of income, shareholders' equity and cash flows for the years then ended, including the report of Deloitte & Touche thereon and the notes thereto (collectively, the "1995 Audited Financial Statements").

           (c) Attached as Exhibit A to Item (3) of Schedule II hereto are true and correct copies of (i) the unaudited compiled balance sheets of ARP as of December 31, 1994, 1993 and 1992 and the related unaudited compiled statements of revenues, expenses and retained earnings of ARP for the years then ended, including the compilation report of Held Kranzler & Company, certified public accountants ("Held Kranzler") thereon, and (ii) the unaudited balance sheet of ARP as of June 30, 1995 and the related unaudited statement of revenues, expenses and retained earnings of ARP for the six-month period ended on June 30, 1995, including the compilation report of Held Kranzler thereon (the financial statements referred to in clauses (i) and (ii) above are referred to collectively as the "ARP Financial Statements").

           (d) Except as set forth in Schedule II hereto, the Audited Financial Statements, the 1995 Audited Financial Statements and the ARP Financial Statements (collectively the "Financial Statements") have been prepared in accordance with GAAP and the Corporations' accounting practices and procedures. Except as set forth in Schedule II hereto, the balance sheets included in the Financial Statements present fairly in all material respects, in accordance with GAAP consistently applied, the financial condition of the respective Corporations as at their respective dates, and the statements of operations included in the Financial Statements present fairly, in accordance with GAAP consistently applied, the results of operations of the respective Corporations for the periods covered thereby. The books and records of each of the Corporations from which the Financial Statements were prepared were complete and accurate in all material respects at the time of such preparation.

     4.8   Tax Matters.
           -----------

           (a) For purposes of this Agreement, "Tax(es)" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign Taxing Authority, including

(without limitation, except as otherwise expressly stated) (i) income taxes imposed at the entity level (but not income taxes imposed at the shareholder level pursuant to the provisions of Subchapter S of the Code or any corresponding provision of applicable state law ("S Corporation Taxes")), franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

           (b) Except as set forth on Schedule II hereto: (i) each Corporation has timely filed with the appropriate Taxing Authorities all income Tax Returns required to be filed by such Corporation; (ii) the information on such income Tax Returns is complete and accurate in all material respects; (iii) each Corporation has paid on a timely basis all income Taxes shown on any income Tax Return except for income Taxes which it is contesting in good faith by appropriate proceedings and for which the relevant Corporation has set aside on its books reserves to the extent required by GAAP; (iv) there are no other income Taxes that would be due if asserted by a Taxing Authority, except with respect to which the relevant Corporation is maintaining reserves to the extent currently required; and (v) each Corporation has withheld and paid all income Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

           (c) Except as set forth on Schedule II hereto, and except with respect to Non-income Taxes (as defined in Clause (iii) below) not exceeding
One Hundred Fifty Thousand U.S. dollars ($150,000) in the aggregate: (i) each Corporation has timely filed with the appropriate Taxing Authorities all Tax Returns other than income Tax Returns ("Non-income Tax Returns") required to be filed; (ii) the information on such Non-income Tax Returns is complete and accurate in all material respects; (iii) each Corporation has paid on a timely basis all Taxes other than income Taxes ("Non-income Taxes") shown on any Non-income Tax Return except for Non-income Taxes which it is contesting in good faith by appropriate proceedings and for which the relevant Corporation has set aside on its books reserves to the extent required by GAAP; (iv) there are no other Non-income Taxes that would be due if asserted by a Taxing Authority, except with respect to which the relevant Corporation is maintaining reserves to the extent currently required; and (v) each Corporation has withheld and paid, or is holding for payment not yet due, all Non-income Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or third party.

           (d) Except as set forth on Schedule II hereto: (i) no unpaid (or unreserved in accordance with GAAP) deficiencies for Taxes have been claimed, proposed or assessed by any Taxing Authority with respect to any Corporation;
(ii) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of any Corporation; (iii) no Corporation has requested any extension of time within which to file any currently unfiled returns in respect of any Taxes; (iv) no extension of a statute of limitations relating to any Taxes is in effect with respect to any Corporation; and (v) no Corporation has entered into any sale leaseback or any leveraged lease transaction.

           (e) Except as set forth on Schedule II hereto: (i) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Corporation; (ii) there are no private letter rulings in respect of any Tax pending between any Corporation and any Taxing Authority; (iii) no Corporation has ever been a member of an affiliated group or filed or been included in a combined, consolidated or unitary return of any Person; (iv) no Corporation is currently under any contractual obligation to indemnify any Person with respect to Taxes or is a party to any tax sharing agreement or any other agreement providing for payments by such Corporation with respect to Taxes; (v) no Corporation will be required, as a result of a change in method of accounting for (A) any taxable period ending on or before the Closing Date or (B) any taxable period that includes (but does not end on) the Closing Date, but only to the extent of the portion of such period that ends on the Closing Date, to include any adjustment under section 481 of the Code (or any corresponding provision of foreign law) in taxable income for any taxable period after the Closing Date; (vi) no Corporation is a party to any agreement, contract, arrangement or plan that would result after the Closing (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code; (vii) each Corporation properly elected S corporation status under section 1361 of the Code (and any corresponding provision of applicable state law) as of the respective dates set forth in Schedule II and has since qualified, and maintained its status, as an S corporation for federal and applicable state income tax purposes; (viii) Schedule II lists all income Tax Returns filed by or on behalf of the Corporations for the taxable periods ended on or after January 1, 1993 and indicates those income Tax Returns that have been audited and those that currently are the subject of audit; (ix) no Corporation has made an election or is required to treat any of its assets as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code (or any corresponding provision of state, local or foreign law); (x) no Corporation is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (xi) all material elections with respect to Taxes affecting each Corporation as of the date hereof are disclosed on the Tax Returns previously delivered to the Buyer or on the Financial Statements; (xii) no Corporation is a "consenting corporation" under section 341(f) of the Code (or any corresponding provision of state, local or foreign law); and (xiii) with respect to periods commencing on or after the Balance Sheet Date, no Corporation has incurred any material liability for Taxes (other than in the ordinary course of business).

     4.9   Real Property and Leaseholds.
           ----------------------------

           (a) Schedule III hereto identifies all parcels of real property owned in fee by each of the Corporations as of the date hereof (collectively, the "Owned Real Estate"). The relevant Corporation holds marketable and legal title to each of the real properties constituting Owned Real Estate, free and clear of all Encumbrances, except for (i) Encumbrances disclosed on Schedule III, (ii) Encumbrances and leases incurred or made in the ordinary course of business and which do not materially impair the usefulness of such properties in the current conduct of the businesses of the relevant Corporations, (iii) liens for Taxes, assessments or governmental charges or levies which are not material in amount relative to the property affected, and which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof, and (iv) imperfections of title which are not substantial in character, amount or extent (in relation to the particular parcel) and which do not materially interfere with the present use of the parcel subject thereto or affected thereby (the Encumbrances referred to in Clauses (i), (ii), (iii) and (iv) above being referred to collectively as "Permitted Encumbrances").

           (b) Schedule III hereto identifies all material parcels of real property leased or subleased to each of the Corporations as of the date hereof (such parcels being collectively referred to as the "Leased Real Estate") and indicates which, if any, of such parcels is not presently used in the conduct of the relevant Corporations' business or has been assigned or subleased to another Person. Except as set forth on Schedule III, the relevant Corporation holds title to each of the leaseholds constituting Leased Real Estate, to the knowledge of the Stockholders, free and clear of all Encumbrances other than Permitted Encumbrances.


           (c) With respect to each lease or sublease of any Real Estate described in Schedule III hereto, except as set forth in Schedule III hereto, neither any of the Corporations nor, to the knowledge of the Stockholders, any other party thereto, is in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder, except in each such case for defaults as would not reasonably be expected to result in (i) a material payment being made by the relevant Corporation to the landlord or (ii) the termination of the lease.

           (d) Except as set forth on Schedule III hereto, all the real property leases relating to the Leased Real Estate are in full force and effect and the relevant Corporation is entitled to all the rights of a tenant thereunder. Except as set forth on Schedule III hereto, no Action against any of the Corporations is pending or, to the knowledge of the Stockholders, threatened in connection with any such real property leases as of the date hereof, except for any Actions (not involving failure to pay rent) which are not reasonably expected to have a liability in excess of Fifty Thousand U.S. dollars ($50,000) individually or in excess of One Hundred Fifty Thousand U.S. dollars ($150,000) in the aggregate.

     4.10  Title to Assets.
           ---------------

           Except as set forth in Schedule IV hereto, and except with respect to real property and leasehold matters (which are covered separately in Article 4.9), each of the Corporations has good and valid title to all of the material properties and material assets owned by it reflected in the Financial Statements or acquired after the Balance Sheet Date (except inventory and other properties disposed of in the ordinary course of business since the Balance Sheet Date and accounts or notes receivable paid since the Balance Sheet Date), free and clear of all Encumbrances, except for Permitted Liens (as hereinafter defined). As used herein, the term "Permitted Liens" shall mean:

           (a) Encumbrances for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to contested Taxes are maintained on the books of the relevant Corporation;

           (b) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

           (c) easements, rights-of-way, restrictions and other similar encumbrances previously incurred in the ordinary course of business which, in respect of properties and assets of the Corporations taken as a whole, are not material, and which, in the case of such encumbrances on the assets or properties of the Corporations, do not materially detract from the value of any such properties or assets or materially interfere with any present use of such properties or assets;

           (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like encumbrances arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

           (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

           (f) statutory and contractual Encumbrances on the property of the Corporations in favor of landlords securing leases.

     4.11  Property, Plant and Equipment.
           -----------------------------

           Each of the Corporations leases or owns all material items of property, plant and equipment used by it in the operation of its respective business as currently conducted. Except as set forth in Schedule V hereto, and except for such items of property, plant and equipment as are undergoing repair or refurbishment or are being held for replacement: all of the material property, plant and equipment owned or leased by, and in each case used by the Corporations in the conduct of the Business, is, taken as a whole, in reasonable operating condition and, subject to normal maintenance, available for use.

     4.12  Inventory.
           ---------

           (a) Taking into account the reserves for inventory on the books of the Corporations and an additional inventory amount in the amount of Five Hundred Thousand U.S. dollars ($500,000) (which shall be treated as an additional reserve for inventory), the inventories reflected on the books of the Corporations do not include any inventory which is obsolete, surplus or not saleable at prices customarily charged by the Corporations or usable in the ordinary course of the business of the Corporations as heretofore conducted. The inventories reflected on the books of the Corporations include all inventory held on consignment by third parties.

           (b) The Corporations have no liability (including, without limitation, inventory repurchase obligations) with respect to the return of inventory shipped prior to the date hereof, except for the rights of any purchaser of inventory to return damaged goods or materials, or goods or materials which do not conform with the purchase orders with respect thereto.

     4.13  Product Liability and Recalls.
           -----------------------------

           (a) Except as disclosed in Schedule VI hereto, none of the Stockholders has knowledge of:

                (i) any Claim asserted in writing against any of the Corporations since January 1, 1994, or any assertion or other statement in writing since January 1, 1994 that could reasonably be expected to constitute the basis of any Claim against any of the Corporations (other than information generally available to the public or contained in trade or professional publications) or,

                (ii) any Claim asserted orally against any of the Corporations since June 30, 1995, or the occurrence of any event or circumstance since June 30, 1995 that could reasonably be expected to constitute the basis of any Claim against any of the Corporations (other than information generally available to the public or contained in trade or professional publications), for injury to any person or any property suffered as a result of the distribution and/or sale of any product or material or the performance of any service by any of the Corporations, including any Claim arising out of the defective or unsafe nature, or allegedly defective or unsafe nature, of any such product, material or service, which individual Claim or series of related Claims could reasonably be expected to have a Material Adverse Effect.

           (b) Except as disclosed in Schedule VI and Schedule X hereto: (i) since January 1, 1994 there has been no, and as of the Agreement Date there is no pending, recall or market withdrawal conducted by any of the Corporations of any product or material distributed and/or sold by any of the Corporations; and
(ii) since January 1, 1994, to the knowledge of the Stockholders, there has been no notice (including, but not limited to, any recall notice or recall request) or other similar writing received by any of the Corporations from a Governmental Authority or from the National Nutritional Foods Association or the American Herbal Products

Association proposing for safety reasons that any product or material actually distributed and/or sold by any of the Corporations not be offered for sale or distributed.

     4.14  Accounts Receivable.
           -------------------

           The accounts receivable of each of the Corporations as reflected in the Financial Statements, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of each of the Corporations, are: (i) valid and existing and represent monies due, and each of the Corporations has made reserves reasonably considered adequate (subject to adjustment for operations and transactions through the Closing Date in the ordinary course of business consistent with past practices of the Corporations) for receivables not collectible in the ordinary course of business; and (ii) (subject to the aforesaid reserves) subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, Encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, right of setoff, assignments, restrictions, Encumbrances or conditions as could not reasonably be expected to have a Material Adverse Effect.

     4.15  Contracts.
           ---------

           (a) Except as set forth in Schedule VII hereto, and except with respect to the leases and subleases relating to the Leased Real Estate (which are covered separately in Article 4.9), Distribution Agreements and Consulting Agreements (which are covered separately in Articles 4.16 and 4.17, respectively), licenses and other agreements relating to intellectual property (which are covered separately in Article 4.22), Benefit Plans (which are covered separately in Article 4.23) and labor and employment agreements (which are covered separately in Article 4.24), there are no outstanding written and, to the knowledge of the Stockholders, oral, agreements, commitments, purchase orders or contracts to which any of the Corporations is a party or by which any of the Corporations is bound which (i) involve the annual payment or annual receipt by any of the Corporations of more than One Hundred Fifty Thousand U.S. dollars ($150,000) under any one of such agreements, commitments, purchase orders or contracts, or (ii) otherwise materially affect the Corporations' Business (including all non- competition and management agreements and arrangements) (such written agreements, commitments, purchase orders and contracts being referred to herein individually as a "Contract" and collectively as the "Contracts"). Except as set forth in Schedule VII hereto, neither any of the Corporations nor, to the knowledge of the Stockholders, any of the other parties thereto is in material default in respect of any Contract.

           (b) As of the Agreement Date, assuming the due authorization, execution, delivery by and capacity of the other parties thereto, each Contract is a valid and legally binding obligation of the relevant Corporation and is enforceable against it in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (c) Schedule VII hereto lists all written and, to the knowledge of the Stockholders, oral contracts and agreements to which any of the Corporations is a party or by which any of them is bound or to which any of their assets is subject as of the Agreement Date that constitute a guarantee by the relevant Corporation of any Indebtedness or obligations of any other Person.

     4.16  Marketing, Brokering and Distribution Agreements.
           ------------------------------------------------

           (a) Schedule VIII hereto contains an accurate and complete list of each written and, to the knowledge of the Stockholders, oral contract, agreement, arrangement or commitment (including all amendments and modifications thereto), relating primarily to the domestic and foreign marketing, brokering and distribution of any of the Corporations' products by which any of the Corporations is, as of the Agreement Date, bound, which (i) involves the annual payment or annual receipt by any of the Corporations of more than Five Hundred Thousand U.S. dollars ($500,000) under any one of such contracts, agreements, arrangements or commitments or (ii) otherwise materially affects the Corporations' Business (such written contracts, agreements, arrangements and commitments being referred to herein individually as a "Distribution Agreement" and collectively as the "Distribution Agreements"). Complete and correct copies of the Distribution Agreements have been made available to the Buyer. Such Schedule also contains accurate statements of the territory, term and nature of exclusivity of each Distribution Agreement.

           (b) As of the Agreement Date, assuming the due authorization, execution, delivery by and capacity of the other parties thereto, each Distribution Agreement is a valid and legally binding obligation of the relevant Corporation, enforceable against it in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

           (c) Except as set forth in Schedule VIII hereto, as of the Agreement Date, neither any of the Corporations nor, to the knowledge of the Stockholders, any of the other parties thereto is in material default in respect of any Distribution Agreement.

     4.17  Consulting Agreements.
           ---------------------

           (a) Schedule IX hereto contains an accurate and complete list of each contract, agreement, arrangement or commitment (including all amendments and modifications thereto), relating primarily to the provision and/or receipt of consulting or other similar or related services (including but not limited to preparation of materials for publication) by which any of the Corporations is, as of the Agreement Date, bound, which (i) involves the annual payment or annual receipt by any of the Corporations of more than One Hundred Thousand U.S. dollars ($100,000) under any one of such contracts, agreements, arrangements or commitments or (ii) otherwise materially affects the Corporations' Business (such written contracts, arrangements or commitments (including all amendments thereof and modifications thereto) being referred to herein individually as a "Consulting Agreement" and collectively as the "Consulting Agreements"). Complete and correct copies of the Consulting Agreements have been made available to the Buyer.

           (b) As of the Agreement Date, assuming the due authorization, execution, delivery by and capacity of the other parties thereto, each Consulting Agreement is a legal, valid and binding obligation of the relevant Corporation, enforceable against it in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws which may affect creditor's rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

           (c) As of the Agreement Date, neither any of the Corporations nor, to the knowledge of the Stockholders, any of the other parties thereto, is in material default with respect to any Consulting Agreement.

     4.18  Compliance with Law.
           -------------------

           (a) Except as set forth in Schedule X hereto, and except with respect to tax matters (which are covered separately in Article 4.8), environmental matters (which are covered separately in Article 4.20), ERISA matters (which are covered separately in Article 4.23), labor and employment matters (which are covered separately in Article 4.24), the regulatory matters which are covered separately in Article 4.18(b) below, and certain matters previously disclosed in writing to the Buyer by the Stockholders, each Corporation's Business has been conducted in compliance with and does not violate, and none of the Corporations is in conflict with, or in default or violation of, any Laws or Orders, except for any such lack of compliance, violation, conflict or default, which, individually or in the aggregate, would be unlikely to have a Material Adverse Effect, and none of the Stockholders or the Corporations has received any written notice, nor has knowledge of any non-written notice since June 30, 1995, from any Governmental Authority alleging any such lack of compliance, violation, conflict or default except for any such lack of compliance, violation, conflict or default, which would be unlikely to have a Material Adverse Effect.

           (b)  Except as set forth in Schedule X or Schedule XIII hereto:

                (i) since January 1, 1990 there has been no, and as of the Agreement Date there is no pending, recall or market withdrawal, Action, Order, warning letter (including, but not limited to, those proposing for any reason (other than for safety reasons, to the extent covered separately in Article 4.13(b)(ii)) that any product or material actually distributed and/or sold by any of the Corporations not be offered for sale or distributed), injunction or seizure, brought, issued or conducted by any of the U.S. Food and Drug Administration ("FDA"), the U.S. Federal Trade Commission ("FTC"), the U.S. Department of Justice ("DOJ") or, to the knowledge of the Stockholders, any similar state or local Governmental Authority; or

                (ii) since January 1, 1990, to the knowledge of the Stockholders, there has been no other enforcement action or investigation (x) threatened in writing by any Governmental Authority referred to in Clause (i) of this
                       Article 4.18(b) or (y) as to which any of the

                       Corporations has received notice from any such Governmental Authority that such enforcement action or investigation will be commenced within twelve (12) months after the date hereof;

of or against any of the Corporations or the Stockholders pertaining to the Business of any of the Corporations or of or against any product or material actually distributed and/or sold by any of the Corporations, which Action, Order, warning letter, injunction, seizure or other enforcement action or investigation could reasonably be expected to have a Material Adverse Effect.
Schedule XIX hereto contains a list of the products and materials sold and/or distributed by any of the Corporations as of the Agreement Date.

     4.19  Permits and Other Operating Rights.
           ----------------------------------

           Except as set forth in Schedule XI hereto, and except with respect to Environmental Permits (which are covered separately in Article 4.20), each of the Corporations has made and/or possesses all permits, licenses, orders and Approvals (including, without limitation, all such permits, licenses, orders and Approvals as are required in connection with the manufacture, warehousing, storage, distribution and/or sale of the products manufactured or distributed by any of the Corporations) required by applicable Law or Order or by the property or contract rights of third Persons which are material to the conduct of the Business as it is now being conducted or to permit the current occupancy of the Real Property (collectively, "Corporation Permits"). Each of the Corporations is in compliance with the terms of the Corporation Permits, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. All Corporation Permits are listed in Schedule XI hereto.

     4.20  Environmental Matters.
           ---------------------

           Except as set forth in Schedule XII hereto, and except in all cases as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each of the

Corporations: (i) has obtained all Environmental Permits; (ii) is in compliance with all terms and conditions of such Environmental Permits, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) has received no written notice, nor has any knowledge of any non-written notice, of any present Environmental Claims or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably and foreseeably likely to interfere with or prevent continued compliance with any Environmental Law or which is reasonably and foreseeably likely to give rise to any liability under any Environmental Claim; and (iv) has taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by the relevant Corporation (or any of its respective agents) thereunder. Except as set forth in
Schedule XII hereto and except in all cases as could not reasonably be expected to have a Material Adverse Effect, none of the Corporations has received any written notice, or has any knowledge of any non-written notice, of any past Environmental Claims. Except as listed in Schedule XII, no Corporation has disposed of, transported or arranged for the disposal of any Hazardous Material at any site listed or proposed for listing on the National Priorities List or any similar state list, and no Corporation has received any formal notice that it is a responsible party or potentially responsible party under CERCLA or comparable formal notice under any similar Environmental Law. All Environmental Permits are listed in Schedule XII hereto.

     4.21  Litigation.
           ----------

           Except as set forth in Schedule XIII hereto and except with respect to tax matters (which are covered separately in Article 4.8), certain real property matters (which are covered separately in Article 4.9), product liability matters (which are covered separately in Article 4.13), certain regulatory matters (which are covered separately in Article 4.18(b)), environmental matters (which are covered separately in Article 4.20), intellectual property matters (which are covered separately in Article 4.22) and labor and employment matters (which are covered separately in Article 4.24), there are no Actions pending or, to the knowledge of the Stockholders, any Claims threatened in writing against any of the Corporations or any of their respective properties, at law, in equity or in any arbitral proceeding and, to the knowledge of the Stockholders, there is no investigation pending or threatened in writing before or by any Governmental Authority nor is there any presently effective Order against any of the Corporations or any of their respective properties, except for any such Actions, Claims, investigations, or Orders which are reasonably unlikely to result in a liability to the Corporations in excess of One Hundred Fifty Thousand U.S. dollars ($150,000) individually or in excess of One Million U.S. dollars ($1,000,000) in the aggregate or unlikely, individually or in the aggregate, to have a Material Adverse Effect.

     4.22  Intellectual Property.
           ---------------------

           (a) Schedule XIV hereto contains an accurate and complete list of all United States: (a) patents, pending patent applications and patent applications in process but not yet filed, owned by or assigned or licensed to any Corporation (the "Patents"); registered trademarks and service marks and pending applications therefor owned by or licensed to any Corporation (the "Marks"); and copyright registrations and pending applications therefor owned by or licensed to any Corporation and used primarily by the Corporations as of the Agreement Date in the conduct of the Business in the manner conducted as of the Agreement Date (the "Copyrights"); (b) written licenses, other written agreements and, to the knowledge of the Stockholders, oral licenses and agreements, relating to the Patents, Marks and Copyrights, and any other written licenses and other written agreements and, to the knowledge of the Stockholders, oral licenses and agreements, relating to trade secrets and know-how which are material to the conduct of the Business as conducted as of the Agreement Date; and (c) written and, to the knowledge of the Stockholders, oral manufacturing, process, and other technology transfer and license agreements which are material to the conduct of the Business as conducted as of the Agreement Date (the Patents, the Marks, the Copyrights, the written licenses and other written agreements referred to in clause (b) above and the written manufacturing, process, and other technology transfer and license agreements referred to in clause (c) above being referred to herein collectively as the "Intellectual Property"). As of the Closing Date, the relevant Corporation will own or have the right to use, sell, license or dispose of all such Intellectual Property, to the knowledge of the Stockholders, free and clear of any Encumbrance of any Person (other than Permitted Liens or any license or agreement listed in Schedule XIV hereto). The use of any such Intellectual Property in the conduct of the Business does not violate any license agreement between the relevant Corporation and any third Person. Except as set forth in Schedule XIV hereto, since January 1, 1992, none of the Corporations has been notified in writing by any Person of any claims of infringement of the rights of any third Person in its trademarks, copyrights, patents, trade secrets, in each case in the United States, rights of publicity or privacy, or alleging libel, slander, false advertising or unfair competition, or challenging the ownership of or the relevant Corporation's right to use any of the Intellectual Property, except for such claims, allegations and challenges which could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule XIV hereto, there is no pending Action of which any of the Corporations has received formal written notice or, to the knowledge of the Stockholders, threatened Action contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property used in the Business, except for such Actions and threatened Actions which could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule XIV hereto, to the knowledge of the

Stockholders, none of the Intellectual Property is subject to any outstanding Order, decree, judgment, stipulation, written restriction, undertaking or agreement limiting the scope of use of the Intellectual Property or declaring any of it abandoned, except for such stipulations, written restrictions, undertakings and agreements which could not reasonably be expected to have a Material Adverse Effect.

           (b) The Corporations possess all intellectual property relating to the Business that is materially necessary to the conduct of the Business, taken as a whole, as conducted as of the Agreement Date.

     4.23  ERISA Matters.
           -------------

           (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                (i) "Benefit Plan" shall mean any plan, agreement or arrangement, whether written or otherwise, which is (A) an employment, change of control, consulting or deferred compensation agreement, (B) an incentive, profit-sharing, savings, retirement, stock option, stock purchase, appreciation, thrift or savings plan, (C) a severance pay plan, (D) a life, health, disability or accident insurance plan, (E) a holiday, vacation or other bonus practice, (F) a flexible benefit or cafeteria plan as defined in Section 125 of the Code (as defined below), or (G) any other "employee benefit plan" as defined in Section 3(3) of ERISA (as defined below), or fringe benefit, in each of the cases as described in clauses (A) through (G) of this clause (i) which is maintained by any Corporation or ERISA Affiliate (as defined below) with respect to any current or former employee, officer, director or consultant or a beneficiary of such employee, officer, director or consultant, of any Corporation or any ERISA Affiliate or in respect of which any Corporation may have any present or future liability (including any foreign benefit plan).

                (ii) "ERISA Affiliate" shall mean any entity, whether or not incorporated, which is, or has been, treated as a single employer with any Corporation under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b) of ERISA.

                (iii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                (iv)   "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

                (v)    "IRS" shall mean the Internal Revenue Service.

                (vi) "Pension Plan" shall mean a Benefit Plan which is a "pension plan" as defined in Section 3(2) of ERISA and which is covered by ERISA.

           (b) Schedule XV hereto sets forth a complete list of all Benefit Plans and related insurance contracts, and Stockholders have caused to be delivered or made available to the Buyer complete and accurate copies of each such Benefit Plan, including any amendments thereto since the Balance Sheet Date and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) any summary plan description and other written communications to the Corporations' employees concerning the extent of the benefits provided under a Benefit Plan; and (iii) the last three annual reports on Form 5500 and attached schedules, (iv) the most recent (A) determination letter, (B) audited financial statements and (C) actuarial valuation reports.

           (c)  With respect to each Benefit Plan:

                (i) each Corporation and ERISA Affiliate has made all contributions and other payments (including premiums payable to the PBGC) due from it to date, pursuant to the terms of the Benefit Plan or any collective bargaining agreement, and all amounts properly accrued as liabilities of any Corporation which have not been paid have been properly recorded on the books of such Corporation;

                (ii) no Benefit Plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred an "accumulated funding deficiency" as defined in either of such Sections (whether or not waived);

                (iii) except as set forth in Schedule XV hereto, each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code has received a favorable determination letter from the IRS with respect to its qualification covering all amendments required to have been adopted through the last day of the 1994 plan year, and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code; and

                (iv) except as set forth in Schedule XV hereto, there are no Claims pending (other than routine claims for benefits) or, to the knowledge of the Stockholders, threatened against or with respect to any Benefit Plan.

           (d)  With respect to each Pension Plan that is subject to Title IV of
ERISA:
                (i) no filing of a notice to terminate any such Pension Plan has been made by any Corporation; and

                (ii) no Corporation has received written notice from the PBGC of the initiation of a proceeding to terminate any such Pension Plan and, to the knowledge of the Stockholders, no proceeding has been initiated by the PBGC to terminate any such Pension Plan.

           (e) Except as set forth in Schedule XV hereto, no Benefit Plan is, and no benefit plan formerly maintained by any Corporation or an ERISA Affiliate was (i) a "defined benefit plan" within the meaning of Section 3(35) of ERISA,
(ii) a "multiemployer plan" as such term is defined in Section 3(37) of ERISA or
(iii) a multiple employer plan described in Section 3(40) of ERISA or Section 413(c) of the Code. Except as set forth in Schedule XV hereto, no Benefit Plan provides for medical or health benefits (through insurance or otherwise) to individuals other than current employees of any Corporation or any of its subsidiaries (or spouses and dependents of such employees), except to the extent necessary to comply with Section 4980B of the Code. No Benefit Plan other than a Pension Plan is funded through a trust intended to be exempt from tax pursuant to Section 501 of the Code.

           (f) Except as set forth in Schedule XV hereto, with respect to each Benefit Plan, to the knowledge of the Stockholders, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Benefit Plan which could subject any Corporation, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (ii) no fiduciary of any Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could result in any liability to any Corporation; (iii) all Benefit Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury) and may by their terms be amended and/or terminated at any time, and each of the Corporations and their subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Benefit Plans.

     4.24  Labor and Employment Matters.
           ----------------------------

           (a) Except with respect to ERISA matters (which are covered separately in Article 4.23), Schedule XVI hereto includes (i) an accurate list of each collective bargaining or other material labor agreement under which any of the Corporations is an employer; (ii) an accurate list of each employment contract to which any of the Corporations is a party or by which it is bound which provides for aggregate annual payments of more than Fifty Thousand U.S. dollars ($50,000) for personal services or employment which is not terminable on thirty (30) days' (or less) notice by the relevant Corporation without penalty or obligation to make payments related to such termination; and (iii) an accurate list of each plan, contract, arrangement or scheme under which "fringe benefits" (including, but not limited to, severance benefits, vacation plans or programs, sick leave plans or programs and related benefits) are afforded to employees of any of the Corporations and which involves an aggregate annual cost to the Corporations in excess of Fifty Thousand U.S. dollars ($50,000). Except in accordance with the contracts, agreements, plans or programs identified in Schedules XV and XVI, no individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a result of the Transactions (either alone or combined with any other event or transaction).

           (b) Except as set forth in Schedule XVI hereto, none of the Corporations nor, to the knowledge of the Stockholders, any other party to any agreement, plan or contract set forth in said Schedule is in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute such a default thereunder. Except as set forth in Schedule XVI hereto, each of the Corporations has complied in all material respects with all applicable Laws and Orders relating to the employment of labor, including without limitation those related to wages, hours, occupational safety and health, plant closings and layoffs and collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for such failures which individually do not exceed Fifty Thousand U.S. dollars ($50,000) or in the aggregate do not exceed One Hundred Fifty Thousand U.S. dollars ($150,000).

           (c) As of the date hereof, and except as set forth in Schedule XVI hereto, there is no (i) unfair labor practice complaint against any of the Corporations pending before the National Labor Relations Board or any other federal, state, local or foreign agency; (ii) pending labor strike, dispute, work stoppage, work slow down or lockout affecting any of the Corporations;
(iii) material grievance or unfair dismissal proceeding pending against any of the Corporations; (iv) material claim by employees of any of the Corporations alleging discrimination based on race, color, creed, age, sex, sexual orientation, national origin, religion or disability; (v) other pending or, to the knowledge of the Stockholders, threatened material claims by employees of any of the Corporations, including those based on statute, contract or tort;
(vi) to the knowledge of the Stockholders, pending representation question or union organizing activities respecting a significant number of the employees of any of the Corporations; (vii) material pending arbitration proceeding arising out of or under any collective bargaining agreement to which any of the Corporations is a party; (viii) to the knowledge of the Stockholders, threat of any of the foregoing against any of the Corporations; or (ix) to the knowledge of the Stockholders, basis for which a material claim may be made against any of the Corporations for the termination of any collective bargaining agreement or written employment contract to which any of the Corporations is a party or by which it is bound or other wrongful or tortious conduct in connection with the employment relationship of any employee of any of the Corporations.

     4.25  Insurance Coverage.
           ------------------

           The properties and the conduct of the respective businesses of each of the Corporations are insured by insurers of recognized responsibility in such amounts and against such risks and losses as are adequate for such businesses in accordance with past practices and with customary industry practices. Except as set forth in Schedule VII hereto, all material insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of each of the Corporations are in full force and effect. Schedule XIII hereto identifies those pending (or to the knowledge of the Stockholders, threatened in writing) Claims listed therein with respect to which the insurance carrier has denied coverage or has advised the relevant Corporation that it is defending such claim under reservation of rights.

     4.26  Conduct of Business.
           -------------------

           Except as set forth in Schedule XVII hereto, since the Balance Sheet Date, each of the Corporations has conducted its respective business in the ordinary course, and there has not been any:

           (a) adverse and material change in the condition (financial or otherwise), results of operations, assets, backlog, order input, liabilities or Business of the Corporations taken as a whole;

           (b) sale, assignment, disposition, transfer, pledge, mortgage or lease of any asset of any of the Corporations (other than in the ordinary course of business and consistent with past practice), which involved assets having an aggregate depreciated book value exceeding One Hundred Fifty Thousand U.S. dollars ($150,000) for all such transactions;

           (c) increase in the compensation or fringe benefits payable or to become payable by any of the Corporations to any of their respective directors, officers or salaried employees, other than routine increases made in the ordinary course of business and consistent with past practice (and not exceeding increases of Twenty-Five Thousand U.S. dollars ($25,000) per annum for any individual director or officer);

           (d) change by any of the Corporations in its accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories, but excluding any changes required by applicable accounting pronouncements);

          (e) damage, destruction or loss with respect to any of the properties or assets of any of the Corporations, individually or in the aggregate, in excess of Fifty Thousand U.S. dollars ($50,000), net of third party insurance;

          (f) declaration or payment by any of the Corporations of any dividend or distribution of any assets of any kind whatsoever to any of its shareholders, including, without limitation, distributions in redemption of or as the purchase price for any capital stock or equity interest, or in discharge or cancellation, in whole or in part, of any Indebtedness, whether in payment of principal, interest or otherwise;

          (g) material labor trouble, problem or grievance adversely affecting any of the Corporations;

          (h) written or other binding commitment by any of the Corporations to make capital expenditures for additions to property, plant or equipment in an amount in excess of Fifty Thousand U.S. dollars ($50,000) in the aggregate (in respect of all of the Corporations);

          (i) written notice from any material supplier or customer of any of the Corporations that it will cease doing business with any of the Corporations as a result of the Transactions;

          (j) damage to, destruction or loss of any asset of any of the Corporations (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;

          (k) issuance, sale or disposition of any capital stock or other equity interest in any of the Corporations or any options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interest or other change in the issued and outstanding capitalization of any of the Corporations;

          (l) incurrence or assumption of, or subjection to, whether directly or by way of guarantee or otherwise, any Indebtedness or other Liability, including purchase money indebtedness, except trade or business obligations or Liabilities incurred in the ordinary course of business and consistent with past practice;

          (m) materially adverse changes to the business organization of any of the Corporations, the goodwill of suppliers, customers, independent contractors, employees and others with whom material business relationships exist, and the availability of the services of the present officers and the material services of those employed by each of the Corporations;

          (n) subjection of any of the assets of any of the Corporations to any additional Encumbrance (other than Permitted Liens); and

          (o) agreement by any of the Corporations to do any of the foregoing.

     4.27 Certain Transactions.
          --------------------

          Except as set forth in Schedule XVIII hereto, none of the past or present stockholders, officers or directors of any of the Corporations is presently a party to any transaction with any of the Corporations (other than for services as employees, officers and directors), including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for the rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, in each case, any such stockholder, officer or director, any member of the family of any such stockholder, officer or director or any corporation, partnership, trust or other entity in which any such stockholder, officer or director has a substantial interest or is an officer, director, trustee or partner.

     4.28 No Undisclosed Material Liabilities.
          -----------------------------------

          Except as set forth in Schedule XXII hereto, there are no Liabilities of any of the Corporations of any kind whatsoever, whether accrued, contingent, absolute, determined, indeterminable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than:

          (a) Liabilities disclosed in this Agreement and the Schedules and Exhibits hereto;

          (b) Liabilities which individually or in the aggregate, would not have a Material Adverse Effect; and

          (c)  Liabilities under this Agreement.

     4.29 Material Misstatements or Omissions.
          -----------------------------------

          No representation, warranty or statement by the Stockholders or any of the Corporations in this Agreement or in any Exhibit or Schedule furnished or to be furnished by the Stockholders or any of the Corporations pursuant hereto, or in connection with the Transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     4.30 Limitations on Representations.
          ------------------------------

          (a) Buyer represents and warrants that it has relied on its own projections in connection with the Transactions. Except as set forth in Articles , and hereof, no representations, warranties or guarantees have been, are being or will be made by the Stockholders or any of the Corporations or any of their respective Affiliates, directors, officers, employees, agents or other representatives as to: the quality, condition, character, size, quantity, type, earnings, revenues, expenses, suitability or value of any or all of the Corporations or any of the properties owned or leased by any Corporation; or any financial, business, sales or other forecasts or projections contained in any memorandum or other document furnished to the Buyer pursuant to this Agreement or in connection with the Transactions.

          (b) Notwithstanding anything contained herein to the contrary, to the extent any representation or warranty contained in Article , or is not true as a result of any action taken or omitted to be taken by the Stockholders, TLG Holding or any Corporation at the written request of the Buyer, then the failure of such representation or warranty to be true shall not be deemed to be a violation or breach of any such representation or warranty for all purposes hereof.
          (c) As used in this Article 4.30(c), a "Knowledge Representation" is a representation or warranty made under this Article 4 which is qualified expressly as being made to the knowledge of the Stockholders and (ii) a "Non-Knowledge Representation" is a representation or warranty made under this
Article 4 which is not qualified expressly as being made to the knowledge of the Stockholders. Notwithstanding anything to the contrary in this Article 4, a Non-Knowledge Representation shall not be deemed to be breached solely by reason of the existence of a fact which (i) does not result in a breach of a Knowledge Representation solely by reason of the absence of knowledge thereof by any of the Stockholders, of Philip Kazin or of Dominick Bonanno and (ii) would result in a breach of such Knowledge Representation if any one of the Stockholders, Philip Kazin or Dominick Bonanno had knowledge thereof; provided, however, that
                                                        --------
the provisions of this sentence shall not apply to or affect any representation or warranty contained in Article 4.2, 4.4 or 4.5.

          (d) Nothing contained in this Agreement or in any of the Schedules or Exhibits attached hereto shall constitute or be interpreted or construed as an admission by any Party or any of its subsidiaries or Affiliates of liability to third parties, whether under any Laws or otherwise, or as an admission that any Party or any of its subsidiaries or Affiliates are in violation of or have ever violated any such Laws.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES REGARDING NATUR-PHARMA AND B. BROS.
- ------------------------------------------------------------------------------

     5.1  Representations and Warranties Regarding Natur-Pharma and B. Bros.
          ------------------------------------------------------------------
Stephen Welling makes each and every representation and warranty set forth in Article hereof, subject to each and every limitation set forth therein, solely to the extent that such representations and warranties relate to Natur-Pharma and B. Bros.

ARTICLE 6 - PRE-CLOSING COVENANTS
- ---------------------------------

     6.1  Buyer's Conduct Prior to Closing.
          --------------------------------

          On and after the date hereof until the Closing, the Buyer shall refrain from entering into any agreement, committing to take any action, or taking any action which would, if taken on or before the Closing Date, make any of the representations or warranties of the Buyer contained in this Agreement untrue or incorrect as of the Closing Date or prevent the Buyer from performing or cause the Buyer not to perform its covenants hereunder, except for actions taken or omitted to be taken by the Buyer at the written request of the Stockholders.

     6.2  Stockholders' and Corporations' Conduct Prior to Closing.
          --------------------------------------------------------

          The Stockholders agree that on and after the date hereof until the Closing, except as otherwise consented to by the Buyer in writing (which consent will not be unreasonably withheld), as set forth in Schedule XXIII hereto, or as expressly provided by this Agreement:

          (a) the business, operations, activities and practices of each of the Corporations shall be conducted in the ordinary course of business in substantially the same manner as currently conducted;

          (b) the Stockholders will use, and will cause each of the Corporations to use, their commercially reasonable efforts to preserve the business organization of each of the Corporations intact, to preserve the goodwill of suppliers, customers, independent contractors and others with whom material business relationships exist and to keep available the services of the present officers of the Corporations and the material services of those employed by each of the Corporations;

          (c) none of the Corporations will incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any Indebtedness or other Liability, including purchase money indebtedness, except trade or business obligations or Liabilities incurred in the ordinary course of business and consistent with past practice;

          (d) none of the Corporations or the Stockholders will issue, sell or dispose of any capital stock or other equity interest in any of the Corporations or any options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interests or otherwise make or effect any change in the issued and outstanding capitalization of any of the Corporations;

          (e) none of the Corporations will (a) declare any dividend or make any distribution of any assets of any kind whatsoever to any of its shareholders (other than (i) distributions to David and Jean Blechman that are reflected on Schedule XXIII hereto, (ii) distributions to the Stockholders in respect of the third and final installment of deferred 1993 S Corporation Taxes as set forth on
Schedule XXIII and (iii) distributions to the Stockholders in respect of 1995 and 1996 S Corporation Taxes (other than Stockholder Transactional Income

Taxes (as defined below)), calculated and paid in the manner set forth on
Schedule XXIII), including, without limitation, distributions in redemption of or as the purchase price for any capital stock or equity interest, or in discharge or cancellation, in whole or in part, of any Indebtedness, whether in payment of principal, interest or otherwise or (b) loan money to, make any investment in or enter into any agreement or arrangement with any Affiliate thereof;

          (f) none of the Corporations will (a) sell, lease, transfer, assign or otherwise dispose of ("Sales") any of its assets except for (i) Sales to consumers or third party distributors in the ordinary course of business, (ii) Sales other than in the ordinary course of business not exceeding One Hundred Thousand U.S. dollars ($100,000) individually and Five Hundred Thousand U.S. dollars ($500,000) in the aggregate (in each case in respect of all of the Corporations) and (iii) Sales in connection with any transaction to which any of the Corporations is contractually obligated prior to the Agreement Date described in Schedules VII and VIII hereto, (b) license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any material Intellectual Property, or (c) permit or allow any of its assets to be subject to any additional Encumbrance (other than Permitted Liens);

          (g) none of the Corporations will (a) purchase, lease, or otherwise acquire any material assets except for (i) purchases in the ordinary course of business, and (ii) purchases other than in the ordinary course of business not exceeding One Hundred Thousand U.S. dollars ($100,000) individually and Five Hundred Thousand U.S. dollars ($500,000) in the aggregate (in each case in respect of all of the Corporations) or (b) merge or consolidate with, purchase all or any substantial part of the assets of, or otherwise acquire any Person, corporation or firm or division thereof;

          (h) except as may be required by law or by a collective bargaining agreement, none of the Corporations will increase the compensation or fringe benefits payable or to become payable by any of the Corporations to any of their respective directors, officers or salaried employees, other than routine increases made in the ordinary course of business and consistent with past practice (and not exceeding increases of Twenty-Five Thousand U.S. dollars ($25,000) per annum for any individual director or officer and Two Hundred Fifty Thousand U.S. dollars ($250,000) in the aggregate); it being understood and agreed that a pro rata portion of certain annual bonuses for 1996, in the amounts set forth in Schedule XXIII hereto, will become payable by the Corporations to certain of their respective officers and salaried employees prior to the Closing;

          (i) none of the Corporations, except as required by GAAP, will change its respective accounting principles, methods or practices (including without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) and none of the Corporations will effect reductions in the balances at the Balance Sheet Date in the significant reserve accounts described in Schedule II hereto, other than to account for payments or events subsequent to such date, provided that none of the Corporations, except as required by a change in the Code or tax provisions of state or local law, will change its respective tax accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories);

          (j) none of the Corporations will make or revoke any tax election or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations with respect to Taxes;

          (k) none of the Corporations will (A) pay, discharge or satisfy any Claims or Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the settlement, discharge or satisfaction of any Claims or Liabilities in connection with certain matters previously disclosed in writing to the Buyer by the Stockholders, or (ii) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities (x) reflected or reserved against in the Financial Statements or (y) incurred since September 30, 1995 in the ordinary course of business and consistent with past practice, or, (B) other than in the ordinary course, make any representation or proposal to (i) any of the holders (or their representatives) of any Indebtedness of any of the Corporations (or for which any of the Corporations is a guarantor), or (ii) any party which has issued a letter of credit which benefits any of the Corporations; and

          (l) none of the Stockholders or the Corporations will enter into any agreement or commit to take any action which would, if taken on or before the Closing Date, result in a breach of any of the foregoing covenants contained in this Article , make any of the representations or warranties of the Stockholders or the Corporations contained in this Agreement untrue or incorrect as of the Closing Date or prevent any of the Stockholders or the Corporations from performing or cause any of the Stockholders or the Corporations not to perform their respective covenants hereunder, except for actions taken or omitted to be taken by the Stockholders or the Corporations at the written request of the Buyer.

     6.3  Buyer's Access.
          --------------

          The Stockholders shall cause each of the Corporations to authorize and permit the Buyer and its Representatives to have reasonable access during normal business hours, upon notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of their respective directors, officers, employees, representatives, properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Corporations' Business as the Buyer (or its Representatives) may from time to time reasonably request, and to make copies of such books, records and other documents, subject to applicable obligations of confidentiality to third parties; provided, however, that the Buyer shall not
                                  --------
interview employees of any of the Corporations (other than senior management) without the prior consent of the Stockholders, which consent shall not be unreasonably withheld.

     6.4  No Solicitation.
          ---------------

          The Stockholders shall not, nor shall they permit any of the Corporations or any of their respective directors, officers, employees, Representatives or agents to, solicit or initiate, enter into substantive discussions concerning, or substantively respond to, any Acquisition Proposal. As used herein, the term "Acquisition Proposal" shall mean a proposal for the acquisition (by merger, stock purchase or otherwise) of the Corporations, any or all of the Corporations or all or any material portion of their respective or collective assets or any equity interest therein.

     6.5  Authorizations and Approvals.
          ----------------------------

          (a) Each of the Buyer and the Stockholders, as promptly as practicable after the Agreement Date, shall, and (in the case of the Stockholders) shall cause the Corporations to, (i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all Laws applicable to it as may be required for it to consummate the Transactions; (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all Approvals, Orders, consents and waivers from all Persons as may be required for it to consummate the Transactions (including, without limitation, the requisite consent of or waiver by the other parties to any financing agreements material to the Corporations) (the "Required Consents"); and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder and carry out the intentions of the Parties expressed herein.

          (b) If required by the HSR Act, the Buyer and the Stockholders shall comply promptly with the notice and reporting requirements of the HSR Act and shall reasonably cooperate with one another with respect thereto. The Buyer and the Stockholders shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interview or depositions, by the Antitrust Division of the DOJ, the FTC or the antitrust or competition law authorities of any other jurisdiction (whether U.S., foreign or multi-national).

          (c) The Buyer and the Stockholders shall exercise commercially reasonable efforts, and shall cooperate with each other, to prevent the entry in any Action brought by any Person of any Order of any Governmental Authority which would prohibit, make unlawful or delay the consummation of the Transactions.

          (d) The Buyer and the Stockholders each shall cooperate in good faith and undertake promptly any and all commercially reasonable actions to facilitate the lawful completion of the Transactions.

     6.6  Cancellation of Certain Obligations.
          -----------------------------------

          The Stockholders agree that as of the Closing Date, each of the Shareholders' Agreements among the Stockholders (other than Stephen Welling) and each of Specialty, Export, Alvita and Twin, and the B. Bros. Realty Shareholders' Buy-Sell Agreement among the Continuing Stockholders (other than Stephen Welling) and B. Bros. shall be terminated and of no further force and effect. Except as set forth on Schedule XXIV hereto or as specifically contemplated by this Agreement, as of the Closing Date all other agreements, contracts or obligations, whether written or oral, existing between or among any of the Corporations, or between or among any of the Stockholders and any of the Corporations, shall be terminated and of no further force or effect. The Stockholders and the Corporations shall evidence such termination where relevant by executing a release in a form acceptable to the Buyer.

     6.7  Disclosure Supplements.
          ----------------------

          (a) On or prior to March 19, 1996, the Stockholders may supplement or amend the Schedules hereto with respect to any matter existing or occurring at or prior to the Agreement Date. In the event that the Stockholders so supplement or amend the Schedules, the Buyer shall have the right, in its sole and absolute discretion, exercisable by written notice delivered to the Stockholders on or prior to March 26, 1996, to terminate this Agreement. In the event of the termination of this Agreement pursuant to this Article 6.7(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto or any of its Affiliates, directors, officers or stockholders, except for the provisions of Articles 9.1(d) (iv), 12.1, 12.2, 13, 16 and 20, which shall survive such termination. Unless the Buyer terminates this Agreement in accordance with the foregoing sentence, any such supplements or amendments to the Schedules shall be deemed to have been included in the Schedules delivered as of the Agreement Date for all purposes of this Agreement.

          (b) From time to time prior to the Closing, the Stockholders or the Buyer may supplement or amend the Schedules hereto with respect to any matter arising after the Agreement Date which, if existing or occurring at or prior to the Agreement Date, would have been required to be set forth or described in such Schedules or which is necessary to complete or correct any information in such Schedules or in any representation or warranty of the Stockholders or the Buyer which has been rendered inaccurate thereby. Any such supplements or amendments which the Stockholders or the Buyer, as the case may be, receives written notice of at or prior to the Closing shall not affect such Parties' respective termination rights, which shall be determined on the basis of the Schedules delivered as of the Agreement Date; provided, however, that if the
                                              --------
Closing shall occur notwithstanding any such supplement or amendment, such supplement or amendment shall not be deemed to be, or to evidence, a breach of any representation or warranty related thereto and shall not give rise to a right of indemnification in connection therewith.

     6.8  Covenant to Satisfy Conditions.
          ------------------------------

          The Stockholders will use all commercially reasonable efforts to ensure that the conditions set forth in Articles 7.1 and 7.2 hereof are satisfied, insofar as such matters are within the control of the Stockholders or any of the Corporations, and the Buyer will use all commercially reasonable efforts to ensure that the conditions set forth in Articles 7.1 and 7.3 hereof are satisfied, insofar as such matters are within the control of the Buyer.
Each Party hereto shall promptly consult with the other Party with respect to, and provide to the other Party copies of, all filings made by such Party with any Governmental Authority or any other information supplied by such Party to a Governmental Authority in connection with this Agreement and the Transactions. The Stockholders and the Buyer further covenant and agree, with respect to a pending or threatened preliminary or permanent injunction, or other Order, decree or ruling or statute, rule, regulation or executive order, that would adversely affect the ability of the Parties hereto to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

     6.9  Further Assurances.
          ------------------

          If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other Party for such purposes or otherwise to consummate and make effective the Transactions.

     6.10 Other Tax Matters.
          -----------------

          (a) Each Stockholder shall (i) duly include in his federal and state income tax returns such Stockholder's allocable share of all items of income, gain, loss, deduction or credit attributable to the S Short Year of Natur-Pharma and ARP in a manner consistent with Form 1120S and the schedules thereto (and the corresponding state income tax forms and schedules) to be filed by Natur-Pharma and ARP with respect to such period; and (ii) pay any and all federal and state income taxes required to be paid for all taxable years of such Stockholder, including the taxable year that includes the S Short Year, that are attributable to such Stockholder's stock ownership in Natur-Pharma and ARP. For purposes of this provision, the "S Short Year" means that portion of the fiscal year of Natur-Pharma or ARP, as applicable, that ends on the day before the date on which the Subchapter S status of such Corporation is terminated pursuant to section 1362(d) of the Code. With respect to each of the other Corporations, the Stockholders shall file their federal and state income tax returns consistently with treating the Natur-Pharma Merger as a taxable sale by each such Corporation of all its assets (subject to liabilities) in exchange for the Merger Consideration, followed by a liquidation of each such Corporation.

          (b) The Buyer and the Stockholders shall agree upon the allocation of the Merger Consideration among the assets of Twin, Export, Specialty, Alvita and
B. Bros. in the manner required by section 1060 of the Code and any comparable provisions of state, local or foreign law, as appropriate. The Buyer and the Stockholders shall report, act and file in all tax respects and for all tax purposes consistent with such allocations.

          (c) Each Stockholder shall furnish the Buyer with a certificate stating the Stockholder's United States taxpayer identification number and that the Stockholder is not a foreign person, pursuant to section 1445 of the Code.

          (d) The Buyer, each Stockholder and each Corporation shall execute such returns and questionnaires and provide such information as is required by New York Tax Law section 1447 to obtain from the New York State Department of Taxation and Finance prior to the Closing Date such tentative assessments of New York State Real Property Transfer Gains Tax as are required as a result of the Transactions.

ARTICLE 7 - CONDITIONS TO CLOSING
- ---------------------------------

     7.1  Conditions to Each Party's Obligations.  The obligations of each Party
          --------------------------------------
to be performed under this Agreement are subject to the satisfaction of each of the following conditions unless waived (to the extent such conditions can be waived) by consent of the Buyer and the Stockholders:

          (a)  Legal Action.  No temporary restraining order, preliminary or
               ------------
permanent injunction or other order preventing the consummation of any of the Transactions shall have been issued by any federal or state court and remain in effect. Each Party agrees to use its commercially reasonable efforts to have any such injunction lifted.

          (b)  Legislation.  No federal or state Law shall have been enacted
               -----------
that prohibits, restricts or materially delays the consummation of any of the Transactions.

          (c)  Governmental Approvals. All consents, Orders or Approvals of,
               ----------------------
declarations or filings with, and expirations of waiting periods imposed by, any Governmental Authority that are necessary for the consummation of the Transactions, if any, shall have been filed, shall have occurred and shall have been obtained (as the case may be).

          (d)  Stockholders Agreement.  The Stockholders Agreement shall have
               ----------------------
been executed and delivered by the Buyer, the Continuing Stockholders and TLG Holding in substantially the form attached hereto as Exhibit G.
                                                     ---------
          (e)  Consents and Approvals.  The Corporations shall have received the
               ----------------------
Required Consents in form and in substance reasonably satisfactory to the Buyer and the Stockholders.

          (f)  Financing.  Natur-Pharma shall have obtained at least One Hundred
               ----------
Fifty- Three Million U.S. dollars ($153,000,000) in aggregate principal amount of Borrowings from the Lenders and Purchasers and have available to it a credit facility in the amount of at least Ten Million U.S. dollars ($10,000,000) on terms and conditions substantially as set forth in Exhibit O hereto, with such
                                                   ---------
changes as the Buyer and the Stockholders shall mutually consent.

     7.2  Conditions to Obligations of Buyer.  The obligations of the Buyer
          ----------------------------------
hereunder to be performed at the Closing are subject to the satisfaction of each of the following conditions unless waived by consent of the Buyer:

          (a)  Accuracy of Representations and Warranties.  All representations
               ------------------------------------------
and warranties made by the Stockholders in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and the Buyer shall have received a certificate, reasonably satisfactory to Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, counsel to the Buyer ("Buyer Counsel"), signed by the Stockholders to the effect of this Article 7.2(a). Notwithstanding anything to the contrary contained herein (except as provided in Article 6.7 hereof), the Closing of the Transactions shall not be deemed to be a waiver by the Buyer or any Indemnitee of any rights to indemnification under or pursuant to Article 11 of this Agreement, irrespective of whether the Buyer or any other Person had knowledge on or before the Closing Date of the breach by any Stockholder of any representation or warranty contained in this Agreement.

          (b)  Performance of Obligations.  The Stockholders and the
               --------------------------
Corporations shall have performed in all material respects all obligations required to be performed by them under this Agreement and in connection with the Transactions prior to the Closing Date, and the Buyer shall have received a certificate, reasonably satisfactory to Buyer Counsel, signed by the Stockholders to the effect of this Article 7.2(b). Notwithstanding anything to the contrary herein, the Closing of the Transactions shall not be deemed to be a waiver by the Buyer or any Indemnitee of any rights to indemnification under or pursuant to Article 11 of this Agreement, irrespective of whether the Buyer or any other Person had knowledge on or before the Closing Date of the failure of the Stockholders to perform any obligation required to be performed by any of them under this Agreement or in connection with the Transactions.

          (c)  Corporation Adverse Changes.  There shall not have occurred after
               ---------------------------
the Agreement Date any events which, individually or in the aggregate, have had or could be reasonably expected to have a Material Adverse Effect.

          (d)  Opinion of Counsel.  The Buyer shall have received opinions of
               ------------------
Kelley Drye & Warren, Piper & Marbury and Ray, Quinney & Nebeker, special counsel for the Corporations ("Corporations Counsel"), dated the Closing Date, as to matters set forth in Exhibits K, L and M, respectively, in form and
                           -------- -  -     -
substance reasonably satisfactory to Buyer Counsel.

          (e)  Releases.  The Buyer shall have received absolute and
               --------
unconditional releases from the Stockholders of any and all claims for payment by the Stockholders from each of the Corporations in substantially the form attached hereto as Exhibit P.
                   ---------

          (f)  Employment Agreements.  TLG Holding shall have received an
               ---------------------
executed Employment Agreement from each of the Continuing Stockholders in substantially the form attached hereto as Exhibit H-1 or H-2, as the case may
                                          -----------    ---
be.

          (g)  Noncompetition Agreement.  The Buyer shall have received an
               ------------------------
executed Noncompetition Agreement from each of the Stockholders in substantially the form attached hereto as Exhibit Q.
                            ---------

          (h)  Consulting Agreements.  TLG Holding shall have received an
               ---------------------
executed Consulting Agreement from each of David and Jean Blechman in substantially the form attached hereto as Exhibit I.
                                          ---------

          (i)  Authorizations.  The Buyer shall have received a copy of (i) all
               --------------
resolutions or other written authorizations adopted by the Board of Directors of each of the Corporations authorizing the Transactions, certified by the respective appropriate authorized officers of each of the Corporations and (ii) evidence of the action taken by the Stockholders authorizing the Transactions, certified by the respective appropriate authorized officers of each of the Corporations, in each case, reasonably satisfactory to Buyer Counsel.

          (j)  Stock Certificates.  The Buyer shall have received the duly
               ------------------
executed and sealed stock certificates representing the Acquired Shares, registered, as applicable, in the name of the Buyer and its permitted assigns.

     7.3  Conditions to Obligations of the Stockholders and Natur-Pharma.  The
          --------------------------------------------------------------
obligations of the Stockholders and Natur-Pharma hereunder to be performed at the Closing are subject to the satisfaction of each of the following conditions unless waived by consent of the Stockholders and Natur-Pharma:

          (a)  Accuracy of Representations and Warranties.  All representations
               ------------------------------------------
and warranties made by the Buyer in this Agreement shall be true and correct in all material aspects on the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and the Stockholders and Natur-Pharma shall have received a certificate reasonably satisfactory to Corporations Counsel, signed by an authorized officer of the general partner of the Buyer to the effect of this Article 7.3(a).

          (b)  Performance of Obligations.  The Buyer shall have performed in
               --------------------------
all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and the Stockholders and Natur-Pharma shall have received a certificate, reasonably satisfactory to Corporations Counsel, signed by an authorized officer of the general partner of the Buyer to the effect of this Article 7.3(b).

          (c)  Opinion of Counsel. The Stockholders and Natur-Pharma shall have
               ------------------
received an opinion of Buyer Counsel as to the matters set forth in Exhibit N, dated the date of the Closing, in form and substance reasonably satisfactory to Corporations Counsel.

          (d)  Releases.  The Stockholders shall have received absolute and
               --------
unconditional releases from the Corporations of any and all claims by the Corporations against the Stockholders in substantially the form attached hereto as Exhibit J.
   ---------

          (e)  Employment Agreements.  Each of the Continuing Stockholders shall
               ---------------------
have received an executed Employment Agreement from TLG Holding in substantially the form attached hereto as Exhibit H-1 or H-2, as the case may be.
                            -----------    ---

          (f)  Consulting Agreements.  Each of David and Jean Blechman shall
               ---------------------
have received an executed Consulting Agreement from TLG Holding in substantially the form attached hereto as Exhibit I.
                            ---------

          (g)  Authorization.  The Stockholders and Natur-Pharma shall have
               -------------
received a copy of resolutions adopted by the Buyer authorizing the Transactions, reasonably acceptable to Corporations Counsel, certified by an authorized officer of the general partner of the Buyer.

ARTICLE 8 - EFFECTIVENESS; TERMINATION; SURVIVAL OF AGREEMENT
- -------------------------------------------------------------

     8.1  Termination.
          -----------

          (a) Notwithstanding anything contained herein to the contrary, this Agreement may be terminated:

               (i) at the Closing or at any time prior thereto, by mutual written agreement of the Stockholders and the Buyer;

               (ii) at the Closing or at any time prior thereto by the Buyer, if the Stockholders shall have supplemented or amended the Schedules hereto as permitted under Article hereto with respect to any matter arising after the Agreement Date which causes or would cause the Stockholders to be unable, without giving effect to such amendment or supplement, to satisfy the condition of Article 7.2(a) hereof; or

               (iii) at the Closing or at any time prior thereto by the Stockholders, if the Buyer shall have supplemented or amended the Schedules hereto as permitted under Article 6.7 hereto with respect to any matter arising after the Agreement Date which causes or would cause the Buyer to be unable, without giving effect to such amendment or supplement, to satisfy the condition of Article 7.3(a) hereof; or

               (iv) at any time after the one hundred-twentieth day after the Agreement Date (the "Termination Date") by the Buyer or the Stockholders if the conditions set forth in Article 7 shall not have been satisfied or waived (to the extent they may be waived) on or before the Termination Date; provided, however, that the right to terminate this Agreement under
           --------
     this clause (iv) shall not be available to a Party whose breach or failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the Termination Date; or

               (v) by either the Buyer or the Stockholders (if not in breach of its or their respective covenants, representations and warranties hereunder) if the other is in material breach of its covenants, representations or warranties hereunder and such breach either is incapable of cure or is not cured within fifteen (15) days after written notice from the Party or Parties wishing to terminate.

          (b) Any termination pursuant to Article 8.1(a)(i) shall be effected by a written instrument signed by the Buyer and the Stockholders and any termination pursuant to Article 8.1(a) (ii), (iii), (iv) or (v) shall be effected by written notice from the Party so terminating to the other Party or Parties.

     8.2  Effect of Termination.  In the event of the termination of this
          ---------------------
Agreement pursuant to Article , this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto or any of its Affiliates, directors, officers or stockholders, except for the provisions of Articles 9.1(d), 12.1, 12.2, 13, 16 and 20, which shall survive such termination.

ARTICLE 9 - TAXES AND COSTS; POST-CLOSING COVENANTS
- ---------------------------------------------------

     9.1  Transactional Taxes and Costs.
          -----------------------------

          (a) The Stockholders shall be responsible for all income taxes (other than income taxes imposed at the entity level on any of the Corporations, income taxes based on revenue or income of any Person other than the Stockholders and the Corporations and Incremental Income Taxes), and any interest or penalties thereon, imposed by any taxing jurisdiction with respect to the Exchange, the Mergers or the purchase by TLG Holding of the Remaining Shares (the "Stockholder Transactional Income Taxes"). Natur-Pharma shall be responsible for all other taxes (other than income taxes based on revenue or income of the Buyer), including without limitation the Incremental Income Taxes, duties, excises or governmental charges, fees, imposts or assessments (the "Transactional Taxes") relating to the Transactions other than the Stockholder Transactional Income Taxes. In addition, within four (4) months after the Closing, Natur-Pharma shall pay each Stockholder his Gross-Up Payment. In the event any Party shall be required to pay any Transactional Taxes for which any other Party is responsible pursuant to the first two sentences of this Article , such other Party shall promptly reimburse such Party and hold such Party harmless from any Transactional Taxes paid by such Party on behalf of such other Party. In the event any Taxing Authority subsequently determines that any additional Transactional Taxes (including interest or penalties thereon) are due, the Party responsible for such Transactional Taxes pursuant to the first two sentences of this Article shall hold any other Party harmless therefrom. Such Transactional Taxes shall not be deemed to be Buyer Transactional Costs.

          (b) Upon the Closing, Natur-Pharma shall be responsible for all reasonable legal, accounting, advisory and other fees and reasonable out-of-pocket costs and expenses of the Lenders and the placement agent on account of the Borrowings and the Note Financing, respectively (the "Financing Fees"), and all reasonable legal, accounting, advisory and other fees and reasonable out-of-pocket costs and expenses of the Buyer incurred as a result of this Agreement or the Transactions (the "Buyer Transactional Costs"); provided, that Natur-Pharma's liability under this
                       --------
Article 9.1(b) shall not exceed Nine Million U.S. dollars ($9,000,000) in the aggregate, and the Buyer shall be responsible for the Financing Fees and the Buyer Transactional Costs in excess of such amount. Subject to the foregoing, Natur-Pharma shall promptly pay and discharge such fees, costs and expenses and shall promptly reimburse the Buyer for any amounts the Buyer may have expended on such fees, costs and expenses.

          (c) Upon the Closing, Natur-Pharma shall be responsible for all reasonable legal, accounting, advisory and other fees and reasonable out-of-pocket costs and expenses of the Stockholders and the Corporations incurred as a result of this Agreement or the Transactions, including, but not limited to, the advisory fees of PharmaConsult (the "Corporation Transactional Costs"); provided, that Natur-Pharma's liability under this Article 9.1(c) shall not
- --------
exceed Four and One-Half Million U.S. dollars ($4,500,000) in the aggregate, and the Stockholders shall be responsible for the Corporation Transactional Costs in excess of such amount. Subject to the foregoing, Natur-Pharma shall promptly pay and discharge such fees, costs and expenses and shall promptly reimburse the Stockholders for any amounts the Stockholders may have expended on such fees, costs and expenses.

          (d) (i) If the Closing shall not have been consummated on or before the Termination Date as a result of the termination of this Agreement by the Stockholders under Article 8.1(a)(v) hereof, the Corporations shall be responsible for the Corporation Transactional Costs and the Buyer shall be responsible for the Buyer Transactional Costs and shall be responsible and/or shall reimburse the Stockholders and the Corporations for the Financing Fees.

               (ii) If the Closing shall not have been consummated on or before the Termination Date as a result of the termination of this Agreement by the Buyer under Article 8.1(a)(v) hereof (except as provided in Article 9.1(d)(iii) below), the Buyer shall be responsible for the Buyer Transactional Costs and the Corporations shall be responsible for the Corporation Transactional Costs and shall be responsible and/or shall reimburse the Buyer for the Financing Fees.

               (iii) If the Closing shall not have been consummated on or before the Termination Date as a result of the termination of this Agreement by the Buyer by reason of a breach by any of the Stockholders of their covenant set forth in Article 6.4 hereof, the Buyer may pursue any and all claims for damages against the breaching party or parties without limitation as to the amount thereof.
               (iv) Except as otherwise provided in Article 9.1(d) (i), (ii) or (iii) above, if the Closing shall not have been consummated on or before the Termination Date, the Corporations shall be responsible for the Corporation Transactional Costs, the Buyer shall be responsible for the Buyer Transactional Costs, and the Financing Fees shall be shared 50% by the Buyer and 50% by the Corporations.

ARTICLE 10 - EMPLOYEES AND BENEFITS
- -----------------------------------

     10.1  Employees and Benefits.  The Parties agree that upon the Closing, all
           ----------------------
previous service recognized by the Twin Laboratories, Inc. Profit Sharing Plan, Twin Laboratories, Inc. Section 125 Plan, Twin Laboratories, Inc. XS Medical Insurance Plan, Nature's Herbs, Inc. Employee Savings and Investment Plan, Nature's Herbs, Inc. Flexible Cafeteria Employee Benefits Plan and other compensation policies and practices (other than benefit plans) of the Corporations where such service is applicable (collectively, the "Previous Plans"), shall be counted for purposes of determining whether the employees listed in Schedule XV hereto are eligible for participation, or have a vested interest, in comparable or successor benefit plans, compensation policies and practices of TLG Holding and/or its subsidiaries following the Closing, only to the extent such service would be credited under the Previous Plans, but not, in any case, in such a manner as to result in a duplication of benefits.

ARTICLE 11 - SURVIVAL; INDEMNIFICATION
- --------------------------------------

     11.1 Definitions.  As used in this Article , the following terms shall have
          -----------
the corresponding following meanings:

          "Buyer Event of Indemnification" means the untruth, inaccuracy or
           ------------------------------
breach of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement (excluding the Exhibits hereto) and any Claim or Liability for any fee, commission, compensation or other payment by any broker, finder or similar agent, or Liability with respect thereto, who claims to have been, or was in fact, engaged by or on behalf of the Buyer or any Affiliate of the Buyer (other than the Corporations) in connection with the Transactions.

          "Claim" means a claim, demand, action, suit, proceeding or cause of
           -----
action, commenced or threatened.

          "Event of Indemnification"  means the untruth, inaccuracy or breach of
           ------------------------
any representation, warranty, agreement or covenant of any of the Stockholders or of any of the Corporations contained in this Agreement (excluding the Exhibits hereto) and shall include a Special Event of Indemnification and any Claim or Liability for any fee, commission, compensation or other payment by any broker, finder or similar agent, or Liability with respect thereto, who claims to have been, or who was in fact, engaged by or on behalf of any of the Stockholders or any of the Corporations in connection with the Transactions.

          "Buyer Indemnitees" means and includes the Buyer, TLG Holding, Natur-
           -----------------
Pharma and ARP and their respective officers, directors, employees, partners, shareholders, agents, representatives, successors and assigns.

          "Stockholder Indemnitees" means the Stockholders and their respective
           -----------------------
heirs, legal representatives, successors and assigns.

          "Stockholder Indemnitors" means the Stockholders other than Stephen
           -----------------------
Welling, jointly and severally, and in accordance with Article 11.5(f), Stephen Welling, severally but not jointly.

          "Losses" means any and all losses, costs, damages, liabilities,
           ------
assessments and expenses (including interest, penalties and reasonable attorney's fees) sustained, suffered or incurred by any of the Buyer Indemnitees or any of the Stockholder Indemnitees, as applicable, whether or not involving any Third Party Claim (as defined below).

          "Special Event of Indemnification" means the untruth, inaccuracy or
           --------------------------------
breach of the representation and warranty set forth in Article 4.20.

          "Stockholders' Representatives" means Brian Blechman and Neil
           -----------------------------
Blechman.

          "Survival Date" means (i) with respect to a Special Event of
           -------------
Indemnification, the third anniversary of the Closing Date, (ii) with respect to the representations and warranties described in Article 4.8, the date on which the applicable statute of limitations has expired and (iii) with respect to any other Event of Indemnification or any Buyer Event of Indemnification, the last business day of the 14th month following the month in which the Closing shall have occurred. Notwithstanding anything herein to the contrary, if written notice of an Event of Indemnification or Buyer Event of Indemnification has been given by the Indemnitee (as defined below) to the Indemnitor (as defined below) in accordance with this Article 11 on or before the applicable Survival Date, then the Indemnitee's right to indemnification with respect to such

Event of Indemnification or Buyer Event of Indemnification, as applicable, shall survive until any resulting Claims shall have been finally resolved; provided,
                                                                     -------
however, that with respect to any Event of Indemnification asserted based on
- -------
Article 4.13(a), the Indemnitee's right to indemnification shall survive the Survival Date set forth in clause (iii) of the immediately preceding sentence only with respect to Claims asserted against any of the Corporations on or prior to the last business day of the 26th month following the month in which the Closing shall have occurred.

     11.2 Indemnification.
          ---------------

          (a) Subject to the limitations on indemnification contained in Article below, from and after the Closing, the Stockholder Indemnitors shall indemnify and hold harmless the Buyer Indemnitees, and each of them, from and against any and all Losses arising from or in connection with any Event of Indemnification.

          (b) Subject to the limitations on indemnification contained in Articles 11.5 (a), (b), (d) and (g) below, from and after the Closing, the Stockholder Indemnitors (other than Stephen Welling) shall indemnify and hold harmless the Buyer Indemnitees, and each of them, from and against any and all Losses, obligations, payments and other liabilities arising from or in connection with any investment by the Corporations in, or other relationship between or among any of the Corporations or any of the Stockholders (other than Stephen Welling) and any of, Hambrose Leasing-3 L.P., Hambrose Leasing-4 L.P. or Charterhouse Capital Associates, L.P. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Stockholder Indemnitors under this Article 11.2(b) shall survive the Closing indefinitely.

          (c) Subject to the limitations on indemnification contained in Article
11.5 below, from and after the Closing, the Buyer shall indemnify and hold harmless the Stockholder

Indemnitees, and each of them, from and against any and all Losses arising from or in connection with any Buyer Event of Indemnification.

     11.3 Notice and Defense of Third Party Claims.  The obligations and
          ----------------------------------------
liabilities of any Party who may be obligated to provide indemnification hereunder (the "Indemnitor") with respect to Claims resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

          (a) The Person who may be entitled to indemnification hereunder (the "Indemnitee") shall give prompt written notice to the Indemnitor (and, if the Indemnitor shall be the Stockholder Indemnitors, to the Stockholders' Representatives) of any Third Party Claim that might give rise to a Claim by the Indemnitee against the Indemnitor based on the indemnity agreement contained in
Article 11.2 above, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known, but failure to give such prompt notice shall not affect an Indemnitor's obligations hereunder except to the extent that the defense of such a Third Party Claim by such Indemnitor has been materially prejudiced thereby. Such notice shall be accompanied by copies of all relevant documentation in the possession of the Indemnitee or any of its Affiliates (other than the Indemnitor) with respect to such Third Party Claim, including without limitation any summons, complaint or other pleading which may have been served or any written demand received.

          (b) Subject to Article 11.5 hereof and the terms and provisions of the Stockholders Agreement, the Indemnitor shall have the sole and exclusive right in good faith and at its own cost and expense, to take reasonable steps to cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to a Loss (including, but not limited to, events and circumstances which can be cured, remediated, mitigated or remedied through the expenditure of money and events and circumstances which give rise to a Loss which can be measured in terms of money), regardless of whether such Loss arises out of a breach of or default under any representation, warranty, covenant or agreement contained in this Agreement or otherwise; provided, however, that the
                                                    --------
Indemnitor shall not be entitled to exercise such right with respect to a Third Party Claim to the extent that the exercise of such right by the Indemnitor would have a materially adverse effect on the conduct of the Business by TLG Holding, Natur-Pharma and ARP, taken as a whole. Such right shall include, without limitation, (i) the right to investigate any such event or circumstance,
(ii) the right to cure, mitigate, remediate, remedy and otherwise handle any such event or circumstance on such terms and conditions and by such means as the Indemnitor may determine, in its reasonable discretion, and (iii) the sole and exclusive right to defend, contest or otherwise oppose any such Third Party Claim with legal counsel selected by the Indemnitor; provided, however, that in
                                                     --------  -------
the event that the Indemnitor shall not have expressly acknowledged in writing that the Indemnitee will be indemnified with respect to such Third Party Claim in accordance with this Agreement, such legal counsel shall be jointly selected by the Indemnitor and the Indemnitee. The Indemnitor shall promptly inform the Indemnitee of all material developments related to any such event or circumstance. The Indemnitee shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense, contest or other opposition of any such Third Party Claim through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims which it may have. Any of the above notwithstanding, if the defendants in any Third Party Claim include both the Indemnitor and the Indemnitee, and the Indemnitee has been advised by its counsel in writing, addressed to both the Indemnitee and the Indemnitor, that there are legal defenses available to the Indemnitee which are materially different from or in addition to those available to the Indemnitor, the Indemnitee shall have the right to employ its own counsel in such Third Party Claim, and, in such event, the reasonable fees and expenses of one such counsel shall be borne by the Indemnitor.

          (c) Subject to the provisions of Article 11.3(b), so long as the Indemnitor is diligently and in good faith performing its obligations under
Article 11.3(b), the Indemnitee shall, and shall cause its Affiliates to, (i) at all times, at its and their own cost and expense (other than reasonable out-of-pocket costs and expenses, which shall be included as indemnifiable Losses), cooperate in all reasonable ways with, make its and their employees reasonably available to and otherwise render assistance to the Indemnitor to the extent reasonably requested in writing by the Indemnitor and (ii) not compromise or settle any such Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

          (d) Neither the Indemnitor nor the Indemnitee shall make any settlement of any Third Party Claim without the written consent of the other, which consent shall not be unreasonably withheld; provided, however, that in the
                                                  --------  -------
case of any Third Party Claim for monetary damages, if the Indemnitor requests the Indemnitee to accept a proposed financial settlement or compromise with respect to any such Third Party Claim which settlement or compromise includes a complete release of such Third Party Claim in favor of the Indemnitee and the Corporations (if the Indemnitee is the Buyer) (and the Indemnitor stands ready to pay all amounts due hereunder with respect thereto), and the Indemnitee withholds its consent thereto, the obligation of the Indemnitor to such Indemnitee under this Article 11 with respect to such Third Party Claim shall not thereafter exceed the aggregate amount that the Indemnitor would have paid hereunder in connection with such settlement or compromise (including reimbursable expenses to the date thereof); provided, that the Indemnitor's
                                            --------
obligation with respect to such Third Party Claim shall not be so limited if the reason for the Indemnitee so withholding its consent is that, in the reasonable opinion of the Indemnitee, such settlement or compromise would have a materially adverse effect on the conduct of the Business by any of TLG Holding, Natur-Pharma or ARP.

     11.4 Notice of Other Claims.  In the event that the Indemnitee reasonably
          ----------------------
believes that it has a Claim in respect of which indemnity may be sought based on the indemnity agreement contained in Article 11.2 above, which Claim is not in respect of a Third Party Claim, the Indemnitee shall give a written notice to the Indemnitor (and, if the Indemnitor is the Stockholder Indemnitors, to the Stockholders' Representatives) stating the nature and basis of such Claim (the "Indemnity Notice").

     The Indemnitor shall, within thirty (30) days after receipt of any Indemnity Notice, respond in writing to the Indemnitee (the "Indemnity Response") and set forth with reasonable specificity those items in the Indemnity Notice to which the Indemnitor does not agree as well as the summary basis upon which such disagreement is founded. Within thirty (30) days following the delivery of the Indemnity Response to the Indemnitor, representatives of the Indemnitee and Indemnitor shall meet to attempt to resolve through good faith negotiations the applicable indemnification claims. Such representatives shall negotiate in good faith for thirty (30) days in an attempt to reach a settlement of any such disputed matter. In the event that such representatives are not able to reach a settlement of any such disputed matter, the Indemnitee may pursue any and all claims for indemnity against the Indemnitor, subject to the provisions of this Article 11.

     11.5 Limitations of Indemnification.
          ------------------------------

          (a) The Indemnitor shall not be liable under this Agreement in respect of any Event of Indemnification or Buyer Event of Indemnification, as applicable, unless an Indemnitee gives written notice to the Indemnitor (and if the Indemnitor is the Stockholder Indemnitors, to the Stockholders' Representative), providing a good faith description of the circumstances relating to such Event of Indemnification or Buyer Event of Indemnification, as applicable, (to the extent such circumstances are then known), on or before the Survival Date with respect thereto. The Stockholders' Representative shall forward a copy of each such notice received by it to each Stockholder Indemnitor.

          (b) The Indemnitee shall have the right to be indemnified pursuant to this Agreement only if and to the extent that the Buyer Indemnitees or the Stockholder Indemnitees, as the case may be, have incurred aggregate Losses, after receipt of any insurance proceeds relating thereto but prior to any indemnification hereunder, in an amount exceeding Two Million U.S. dollars ($2,000,000), subject to the limitations provided in Article 11.5(c) below; provided, that the limitation set forth in this Article 11.5(b) shall not apply
- --------
to the right of the Buyer Indemnitees to be indemnified pursuant to Article 11.2(b) above.

          (c) The maximum liability of the Stockholder Indemnitors under this Agreement in respect of any and all Events of Indemnification shall not in the aggregate exceed Twenty-Five Million U.S. dollars ($25,000,000); provided, that
                                                                 --------
the limitation set forth in this Article 11.5(c) shall not apply to the right of the Buyer Indemnitees to be indemnified pursuant to Article 11.2(b) above and any such indemnity shall not reduce or otherwise affect this limitation set forth in this Article 11.5(c). The maximum liability of the Buyer under this Agreement in respect of all Buyer Events of Indemnification shall not in the aggregate exceed Twenty-Five Million U.S. dollars ($25,000,000). The maximum liability of the Stockholder Indemnitors shall not be reduced by any amount recovered by TLG Holding, Natur-Pharma or ARP from any of their insurance carriers.

          (d) The notice given to the Indemnitor pursuant to Article and the Indemnity Notice given pursuant to Article shall contain the Indemnitee's reasonable good faith estimate of the maximum amount of indemnification claimed based on the facts and circumstances then known to the Indemnitee. From time to time, at the written request of the Indemnitor, the Indemnitee shall update its reasonable good faith estimate of the maximum amount of indemnification claimed based on the facts and circumstances then known to the Indemnitee, and shall provide the Indemnitor with such reasonable supporting documentation with respect to such estimate as the Indemnitor shall reasonably request in good faith.

          (e) If any event shall occur or circumstance shall exist which would otherwise entitle Buyer Indemnitees to indemnification under this Article , no Loss shall be deemed to have been asserted against or incurred or sustained by Buyer Indemnitees to the extent of any proceeds recovered or recoverable by the Buyer, TLG Holding, Natur-Pharma, ARP or any of their respective Affiliates from any third party (including, without limitation, any insurance company) with respect thereto. The Buyer agrees (i) in good faith, to use commercially reasonable efforts to seek recovery, and to cause TLG Holding, Natur-Pharma, ARP and their respective Affiliates to use commercially reasonable efforts to seek recovery, at its and their cost and expense (other than reasonable out-of-pocket costs and expenses, which shall be included in Indemnifiable Losses), from all third parties (including, without limitation, all insurance companies) with respect to all Losses with respect to which the Buyer Indemnitees make or may make a claim for indemnification hereunder and (ii) to keep the Stockholders informed on a reasonably prompt and complete basis of all material matters related thereto; provided, however, that such obligation of the Buyer under
                 --------  -------
clause (i) of this Article hereof to seek recovery, or to cause such other Persons to seek recovery, from such third parties shall terminate upon the earlier to occur of: (A) one (1) year after the receipt by the Buyer or such other Persons, as applicable, of written notice from such insurance company or other third party denying coverage, or otherwise denying any obligation to make any payment, with respect to such Loss or (B) three (3) years from the date on which the Buyer or such other Persons, as applicable, shall have first become obligated to make the applicable monetary payment in respect of such Loss. To the extent that any Stockholder Indemnitors make any payment pursuant to this Article 11 in respect of a Loss for which TLG Holding, Natur-Pharma, ARP or any of their Affiliates have a right to recover against a third party (including, without limitation, an insurance company), such Stockholder Indemnitors shall be subrogated to the right of such entity to seek and obtain recovery from such third party; provided, however, that if such
                                           --------
Stockholder Indemnitors shall be prohibited from such subrogation, TLG Holding, Natur-Pharma, ARP or their Affiliates, as applicable, shall seek recovery from such third party on such Stockholder Indemnitors' behalf and pay any such recovery to such Stockholder Indemnitors.

          (f) The indemnification obligations of Stephen Welling under Article shall be limited to Losses of the Buyer Indemnitees arising out of: (i) any untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Stephen Welling contained in Articles or 5 hereof; or (ii) any breach of any covenant or agreement contained in Articles or hereof by Stephen Welling (to the extent that such breach is not attributable to any action, delay in acting or failure to act after the Closing by the Buyer).

          (g) Notwithstanding anything contained herein to the contrary, each Party shall use, and shall cause its Affiliates to use, all commercially reasonable efforts to mitigate any and all Losses in respect of which it may be entitled to indemnification hereunder; provided, that all reasonable costs and
                                       --------
expenses of such mitigation shall be deemed to be an Indemnifiable Loss of such Party.

     11.6 Exclusivity of Remedies.  Following the Closing, with respect to
          -----------------------
matters covered by the indemnity provided in this Article (including any such matter as to which no indemnity shall be payable by reason of the limitations contained in Article above), the Indemnitee's sole remedy against the Indemnitor therefor shall be indemnification under this Article , and each such Indemnitee hereby waives any and all rights to pursue any other remedy at law or in equity.

     Nothing herein shall limit the rights of the Buyer Indemnitees to pursue any other remedy at law or in equity against predecessors of the Corporations or any other third Person except the Stockholders Indemnitees.

     11.7 Limitation of Other Indemnification Rights.  Notwithstanding anything
          ------------------------------------------
to the contrary in the charter, by-laws, agreements (including without limitation the employment agreements and consulting agreements referred to in
Article 1.2) or other instruments of any of the Corporations, no Stockholder Indemnitor shall have any right to indemnification or other recovery thereunder or otherwise (whether as an officer, director, stockholder or in any other capacity) from any of the Corporations with respect to any matter to the extent that such Stockholder Indemnitor is liable, or would be liable but for the limitations on indemnification contained herein, to any of the Buyer Indemnitees for indemnification under this Article 11 with respect to such matter.

ARTICLE 12 - PUBLICITY; CONFIDENTIALITY; BOOKS AND RECORDS
- ----------------------------------------------------------

     12.1 Publicity.  No Party shall, or shall permit its Affiliates to, issue
          ---------
any publicity, release or announcement concerning the execution and delivery of this Agreement, the provisions hereof or the Transactions without the prior written approval of the form and content of such publicity, release or announcement by the other Parties hereto, which approval shall not be unreasonably withheld; provided, however, that no such approval shall be
                       --------
required when such publicity, release or announcement is required by (i) any applicable Law, (ii) any applicable rules or regulations of a national or foreign stock exchange or the Automated Quotation System maintained by the National Association of Securities Dealers, Inc. or (iii) any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction; and, provided further, that, prior to issuing any publicity,
                   -------- -------
release or announcement without such prior written approval, the Party issuing, or whose Affiliate is issuing, such publicity, release or announcement shall have given reasonable prior notice to the other Parties of such intended issuance and, if requested by any of the other Parties, shall have used reasonable efforts to obtain a protective order or similar protection for the benefit of such other Party, at the cost and expense of such other Party.

     12.2 Confidentiality.
          ---------------

          (a) All data, reports, records and other information of any kind received by a Party or the Affiliates, shareholders, directors, partners, officers, employees, agents, representatives, consultants or lenders of a Party (such Party being hereinafter referred to as the "Receiving Party") from one of the other Parties or the Affiliates, shareholders, partners, directors, officers, employees, agents, representatives, consultants or lenders of one of the other Parties (such other Party being hereinafter referred to as the "Delivering Party") under this Agreement or in connection with the Transactions shall be treated as confidential (collectively, "Confidential Information"). Except as otherwise provided herein, the Receiving Party shall not use (and shall not permit its Affiliates, shareholders, directors, officers, partners, employees, agents, representatives, consultants or lenders to use) Confidential Information for its (or their own) benefit and shall use all reasonable efforts (and shall cause its Affiliates, shareholders, partners, directors, officers, employees, agents, representatives, consultants and lenders to use all reasonable efforts) to maintain the confidentiality of Confidential Information. If the Receiving Party or any of its Affiliates, subsidiaries, shareholders, directors, officers, partners, employees, agents, representatives, consultants or lenders is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, the Receiving Party shall, prior to such disclosure, immediately notify the Delivering Party of such requirement and all particulars related to such requirement. The Delivering Party shall have the right, at its expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

          (b) The restrictions set forth in Article hereof shall not apply to the use or disclosure of Confidential Information to the extent, but only to the extent, (i) permitted or required pursuant to any other agreement between or among the Parties (or their respective Affiliates), (ii) necessary by a Party (or its Affiliates) in connection with exercising its (or their) rights or performing its (or their) duties or obligations under this Agreement or any other agreements, instruments and documents contemplated hereby or thereby or the other agreements described in clause (i) of this Article , (iii) contemplated by the last two (2) sentences of Article hereof or (iv) that such Confidential Information (A) is or has become generally available to the public through no fault or neglect of the Receiving Party, (B) was received in good faith on a nonconfidential basis from a third party who disclosed such Confidential Information without violating any obligations of secrecy or confidentiality or (C) was already possessed by the Receiving Party at the time of receipt as shown by prior dated written records. The restrictions set forth in Article hereof shall not apply to the use or disclosure by Natur-Pharma or any of its Affiliates of Confidential Information which consists of data, reports, records and information relating to the Business or the ownership, leasing or use of the properties owned, leased or used by Natur-Pharma or any of its Affiliates and which is used or disclosed in connection with the conduct of the Business.

          (c) If, for any reason (including, without limitation, termination of this Agreement pursuant to Article hereof), the Closing does not take place, the Buyer will, and will cause its officers, employees and other representatives to, (i) return to Natur-Pharma all documents, papers, books, records and other materials (and all copies thereof) obtained by any of them from any Stockholder or any Corporation or any of the directors, officers, employees, agents, representatives or consultants of any Stockholder or any Corporation containing Confidential Information, (ii) destroy all copies of all analyses, studies and other documents prepared by or for the Buyer which contain or reflect such Confidential Information and (iii) furnish to the Stockholders a certificate, signed by an appropriate authorized officer of the Buyer, to the effect that such destruction has been completed.

     12.3 Books and Records.
          -----------------

          Unless otherwise consented to in writing by the Stockholders and the Buyer, as applicable, TLG Holding agrees to maintain, or cause its direct and indirect subsidiaries to maintain, for a period of not less than three (3) years after the Closing Date, all material records relating to each of the Corporations with respect to: (a) acquisitions or dispositions; (b) existing or terminated contracts of a significant nature; (c) real and personal property ownership records; (d) accounting records used in the preparation of the Financial Statements and the tax returns of each of the Corporations; and (e) such other records as would be retained for three (3) years pursuant to the present record retention program of the Corporations, including computer-generated records. TLG Holding agrees that for a period of three (3) or more years after the Closing Date, Representatives of the Stockholders and the Buyer may, subject to applicable obligations of confidentiality, review such records during normal working hours and shall have the right at their own expense to make copies of any such records. Thereafter, TLG Holding shall not cause or permit the destruction or other disposition of such books and records without first offering to surrender to the Stockholders and the Buyer such books and records or any portion thereof.

     12.4 Survival.  Articles 12.1 and 12.2 shall survive the termination of
          --------
this Agreement for any reason and the consummation of the Transactions.

ARTICLE 13 - NOTICES
- --------------------

     13.1 Notices.  All notices, requests, demands, claims and other
          -------
communications required or permitted to be given pursuant to this Agreement shall be given in writing, shall be transmitted by personal delivery or by registered or certified mail, return receipt requested, postage prepaid, and shall be addressed as follows:

     When any Stockholder is the intended recipient:

               to the Stockholder at the address of such Stockholder set forth next to his name on the signature page hereto with a copy to:

               Bud G. Holman, Esq.
               Kelley Drye & Warren
               101 Park Avenue
               New York, New York 10178
               Telecopy No.:  (212) 808-7897


          When Natur-Pharma or TLG Holding is the intended recipient:

               [Natur-Pharma Inc.] [TLG Laboratories Holding Corp.] c/o Twin Laboratories, Inc.
               2120 Smithtown Avenue
               Ronkonkoma, NY 11779
               Attention: General Counsel
               Telecopy No: (516) 471-2395

          When Buyer is the intended recipient:

               Green Equity Investors II, L.P.
               c/o Leonard Green & Partners, LP
               333 South Grand Avenue, Suite 5400
               Los Angeles, CA 90071
               Attention:  Mr. John G. Danhakl
               Telecopy No.:  (213) 625-2043

          with a copy to:

               Howard A. Sobel, Esq.
               Kramer, Levin, Naftalis,
                 Nessen, Kamin & Frankel
               919 Third Avenue, 40th Floor
               New York, New York 10022
               Telecopy No.:  (212) 715-8000

A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Parties. Each notice transmitted in the manner described in this Article shall be deemed to have been given, received and become effective for all purposes at the time it shall have been
(i) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit of the messenger (if transmitted by personal delivery) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

ARTICLE 14 - GOVERNING LAW; FORUM
- ---------------------------------

     14.1 Governing Law; Forum.  The validity, interpretation, performance and
          --------------------
enforcement of this Agreement shall be governed by the law of the State of New York (without giving effect to the laws, rules or principles of the State of New York regarding conflict of laws). Each Party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a court in the State of New York. Each Party consents and submits to the non-exclusive personal jurisdiction of any court in the State of New York in respect of any such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such proceeding in any court in the State of New York has been brought in an inconvenient forum.

ARTICLE 15 - BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES
- ------------------------------------------------------------------

     15.1 Binding Effect; Assignment; Third Party Beneficiaries.  This Agreement
          -----------------------------------------------------
shall be binding upon the Parties and their respective successors, assigns, heirs, executors, administrators and other legal representatives and shall inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives. Except as contemplated by Article 2.4 hereof, no Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the Buyer or the Stockholders, as applicable, provided, that TLG Holding, Natur-Pharma or ARP
                             --------
may, without such prior written consent, for collateral security purposes, assign its respective rights (but not its respective obligations) effective on or after the Closing Date to the Lenders in connection with the Transactions.
No Person shall be, or be deemed to be, a third party beneficiary of this Agreement. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Party or Parties, if such consent is required hereby, shall be void.

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

ARTICLE 16 - ENTIRE AGREEMENT
- -----------------------------

     16.1 Entire Agreement.  This Agreement and the Schedules and Exhibits
          ----------------
attached hereto constitute the entire agreement among the Parties, and cancel and supersede all of the previous or contemporaneous agreements, representations, warranties and understandings (whether oral or written), with respect to the subject matter hereof. Except as otherwise provided in Article hereof, all of the Schedules attached hereto shall be deemed to be dated the date hereof.

ARTICLE 17 - MATERIALITY AND IMMATERIALITY
- ------------------------------------------

     17.1 Materiality and Immateriality.  None of the threshold dollar amounts
          -----------------------------
listed herein shall be deemed an admission that an amount greater than such threshold is material or that an amount less than such threshold is immaterial.

ARTICLE 18 - AMENDMENTS
- -----------------------

     18.1 Amendments.  No addition to, and no cancellation, renewal, extension,
          ----------
modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is executed and delivered by, or on behalf of, by an officer of, or attorney-in-fact for, such Party; provided, however, that prior to the Closing, any such
                      --------  --------
addition, cancellation, renewal, extension, modification or amendment that is consented to by the Stockholders in accordance with this Agreement shall be binding upon all of the Stockholders.

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

ARTICLE 19 - WAIVERS
- --------------------

     19.1 Waivers.  No waiver of any provision of this Agreement shall be
          -------
binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered by such Party or on behalf of such Party by an officer of, or attorney-in-fact for, such Party; provided, however,
                                                             --------  -------
that prior to the Closing, any waiver that is consented to by the Stockholders in accordance with this Agreement shall be binding upon all of the Stockholders. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

ARTICLE 20 - REMEDIES LIMITED
- -----------------------------

     20.1 Remedies Limited.  The sole and exclusive rights, powers and remedies
          ----------------
of the Parties, other than such injunctive or other equitable remedies as may be available to a Party, for a breach of or default under this Agreement (including, without limitation, a breach of or default under any of the representations, warranties, covenants or agreements contained in this Agreement) shall be termination under Article hereof, recovery under Article 9 hereof and indemnification under Article hereof, in each case limited as set forth therein.

ARTICLE 21 - HEADINGS; COUNTERPARTS
- -----------------------------------

     21.1 Headings; Counterparts.  The headings set forth in this Agreement have
          ----------------------
been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by all of the Parties at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterpart other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties.

ARTICLE 22 - SEVERABILITY
- -------------------------

     22.1 Severability.  If any provision of this Agreement shall hereafter be
          ------------
held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

          IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

                              NATUR-PHARMA INC.


                              By:________________________________

                              Name:______________________________

                              Title:_____________________________
Address for notices:


                              ___________________________________
                              David Blechman
17927 Lake Estates Drive
Boca Raton, Florida 33496


                              ___________________________________
                              Jean Blechman
17927 Lake Estates Drive
Boca Raton, Florida 33496

                              ___________________________________
                              Brian Blechman
255 S. Gillette Avenue
Bayport, NY 11705

                              ___________________________________
                              Neil Blechman
30 Setalcott Place
Setauket, NY 11733

                              ___________________________________
                              Ross Blechman
41 Setalcott Place
Setauket, NY 11733

                              ___________________________________
                              Steve Blechman
11 White Pine Lane
Poquott, NY 11733

                              ___________________________________
                              Dean Blechman
4 Stone Gate Court
Setauket, NY 11733

                              ___________________________________
                              Stephen Welling
600 E. Quality Drive
American Fork, UT 84003

                              TLG LABORATORIES HOLDING CORP.

                              By:________________________________

                              Name:______________________________

                              Title:_____________________________



                              GREEN EQUITY INVESTORS II, L.P.

                              By: Grand Avenue Capital Partners, L.P.

                              By: Grand Avenue Capital Corporation,
                                  its general partner


                              By:________________________________

                              Name:______________________________

                              Title:_____________________________